EXHIBIT 10.5

Certain information in this document, marked by [***], has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

LICENSE AND COLLABORATION AGREEMENT*

by and between

SILENCE THERAPEUTICS PLC

and

MALLINCKRODT PHARMA IP TRADING DAC

Dated as of July 18, 2019

COOLEY (UK) LLP, DASHWOOD, 69 OLD BROAD STREET, LONDON EC2M 1QS, UK

T: +44 (0) 20 7583 4055 F: +44 (0) 20 7785 9355 WWW.COOLEY.COM

*                Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K and will be furnished on a supplemental basis to the Securities and Exchange Commission upon request.

THIS LICENSE AND COLLABORATION AGREEMENT is made and entered into effective as of July 18, 2019 (the “Effective Date”) by and between

(1)	SILENCE THERAPEUTICS PLC, a public limited company organized under the laws of England and Wales (“Silence”), and
(2)	MALLINCKRODT PHARMA IP TRADING DAC, a designated activity company formed under the laws of Ireland (“Mallinckrodt”); and

Silence and Mallinckrodt are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

BACKGROUND

(A)	Silence owns certain intellectual property rights with respect to the research and development of RNAi Products.
(B)

Mallinckrodt wishes to obtain, and Silence wishes to grant to Mallinckrodt, a license under Silence’s rights in such technology and related intellectual property rights to develop and commercialize Licensed Products in respect of the C3 Target, all on the terms and conditions set forth below.

(C)

Mallinckrodt also wishes to obtain, and Silence wishes to grant to Mallinckrodt, an option to obtain a license under Silence’s rights in such technology and related intellectual property rights to develop and commercialize Licensed Products in respect of additional (non-C3) Complement Targets.

(D)	The Parties wish to discover and develop additional intellectual property related to the Products pursuant to the Work Plans and will perform the activities set forth in such Work Plans.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1
DEFINITIONS

As used in this Agreement and the Schedules to this Agreement the following capitalized terms, whether used in the singular or plural, shall have the meanings set out below:

1.1	“Acceptance Notice” has the meaning set forth in Section 5.3.2.

1.2

“Accounting Standards” means, with respect to (a) Silence, records and books of accounts shall be maintained in accordance with IFRS, and (b) Mallinckrodt or its Affiliates or Sublicensees, that records and books of accounts shall be maintained in accordance with United States Generally Accepted Accounting Principles.

1.3

“Acquirer” means, with respect to a Change of Control Transaction, the Third Party referenced in the definition of “Change of Control Transaction” and such Third Party’s Affiliates (other than Silence and Silence’s Affiliates determined as of immediately prior to the closing of such Change of Control Transaction).

1.4

“Advancement Criteria” means, with respect to Development of Licensed Product(s) directed to a particular Target, the criteria for the advancement of such Development from (a) Research Stage 1 to Research Stage 2 and (b) Research Stage 2 to Research Stage 3, including criteria to be met by a Licensed Product directed to the applicable Target to progress to the next Research Stage.

1.5

“Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” and, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a Person (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity). The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management or policies of such entity.

1.6	“Agreement” means this agreement and all schedules, appendices and other addenda attached hereto as any of the foregoing may be amended in accordance with the provisions of this Agreement.

1.7	“Alliance Manager” has the meaning set forth in Section 2.9.

1.8

“Annual Net Sales” means the total Net Sales of a particular Licensed Product in a particular Year or, with respect to the Year that includes the First Commercial Sale, the period beginning on such date of First Commercial Sale through the end of the Year in which such sale occurred.

1.9

“Applicable Law” means federal, state, local, national and supra-national laws, statutes, rules, and regulations, including any rules, regulations, guidelines, or other requirements of the Regulatory Authorities, major national securities exchanges or major securities listing organizations, that may be in effect from time to time during the Term and applicable to a particular activity or country or other jurisdiction hereunder.

1.10	“Auditor” has the meaning set forth in Section 9.6.

1.11	“Bankruptcy Code” has the meaning set forth in Section 14.6.

1.12	“Business Day” means a day other than a Saturday or Sunday on which banking institutions in London, England are open for business.

1.13

“C3 Licensed Product” means any RNAi Product that has a pharmacological effect due to (i) [***] down-regulation of the expression of the C3 Target and/or (ii) [***] down regulates the expression of the C3 Target.

1.14

“C3 Target” means the human gene complement C3, sometimes referred to as complement component 3, ARMD9, C3a anaphylatoxis, C3b, complement component C3a, complement component C3b, CPAMD1, or prepro-C3, with a chromosomal location of 19p13.3 and having the UniProt accession number P01024 and HGNC ID of HGNC:1318.

1.15	“C3 Work Plan” has the meaning set forth in Section 5.2.2.

1.16	“Centralized Approval Procedure” means the procedure through which a MAA filed with the EMA results in a single marketing authorization valid throughout the European Union.

1.17

“Change of Control Transaction” means, with respect to a Party: (a) the acquisition by a Third Party of more than fifty percent (50%) of either (i) the then outstanding shares of common stock of such Party or (ii) the combined voting power of the then outstanding voting securities of such Party entitled to vote generally in the election of directors of such Party, or, if the percentage ownership of such Third Party in the voting securities of such Party is increased through stock redemption, cancellation, or other recapitalization, such Third Party becoming, immediately after such increase, directly or indirectly, the beneficial owner of voting securities representing more than fifty percent (50%) of the total voting power of all of the then outstanding voting securities of such Party; (b) the consummation of a merger, consolidation, recapitalization, or reorganization of such Party involving any Third Party, other than any such transaction that would result in shareholders or equity holders of such Party immediately prior to such transaction owning more than fifty percent (50%) of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; or (c) the sale or transfer to a Third Party, in one or more related transactions, properties or assets representing all or substantially all of such Party’s business or assets at the time of such sale or transfer.

1.18	“Claims” has the meaning set forth in Section 13.1.

1.19

“Clinical Studies” means a Phase 1 Trial, Phase 2 Trial, Phase 3 Trial, and such other tests and studies in human subjects that are required by Applicable Law, or otherwise conducted or recommended by any applicable Regulatory Authority, to obtain or maintain Regulatory Approvals for a Licensed Product for one (1) or more indications, including tests or studies that are intended to expand the approved indications for such Licensed Product.

1.20	“Combination Product” means a Licensed Product containing or consisting of one (1) or more RNAi Products and one (1) or more Other Active Ingredients, whether in the same or different formulations.

1.21

“Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of, or sale of a molecule or product, including activities related to marketing, promoting, distributing, importing and exporting such molecule or product, and, for purposes of setting forth the rights and obligations of the Parties under this Agreement, shall be deemed to include conducting medical affairs activities and conducting Phase 4 Trials, and interacting with Regulatory Authorities regarding any of the foregoing. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization, and “Commercialized” has a corresponding meaning.

1.22

“Commercially Reasonable Efforts” means, with respect to the performance of Development or Commercialization activities with respect to a Licensed Product by a Party, the carrying out of such activities using efforts and resources comparable to the efforts and resources that a reputable pharmaceutical company (in the case of Mallinckrodt) and a reputable biotechnology company (in the case of Silence) of the size and resources of the relevant Party acting in good faith would typically devote to similar compounds or products of similar market potential at a similar stage in development or product life taking into account all relevant factors, as measured by the facts and circumstances at the time such efforts are due, including stage of development; efficacy, safety and adverse event profile of the product, including relative to competitive products in the marketplace; actual or anticipated Regulatory Approval; labeling; the nature and extent of market exclusivity (including patent coverage, proprietary position and regulatory exclusivity); the cost and time required for and likelihood of obtaining Regulatory Approval; and, in respect of Commercialization, the size of the possible patient population for the product given its authorized uses; the promotion sensitivity of the product and the relative level of clinical acceptance of the product; the nature, size and resources of any competition to the product and the relative differentiation of the product versus any competitive offerings; the relative difficulties associated with achieving insurance and other payor coverage for the product; the relative difficulties associated with achieving formulary acceptance for the product; the resources available to Mallinckrodt to market and sell the product to the relevant target audience; and the pricing and reimbursement dynamics associated with the product.

1.23	“Competing Product” means with respect to a particular Licensed Product any pharmaceutical product that [***].

1.24

“Complement Licensed Product” means, with respect to an Optioned Complement Target, any RNAi Product that has a pharmacological effect due to (i) [***] down- regulation of the expression of such Optioned Complement Target and/or (ii) [***] down regulates the expression of such Optioned Complement Target.

1.25	“Complement Target” means any one of the human gene complement targets as further described in Schedule 1.25 including the Restricted Targets.

1.26	“Complement Work Plan” has the meaning set forth in Section 5.2.3.

1.27

“Confidential Information” means any Information or data provided orally, visually, in writing or other form by or on behalf of one (1) Party (or an Affiliate or representative of such Party) to the other Party (or to an Affiliate or representative of such Party) in connection with this Agreement, on or after the Effective Date, including Information relating to the terms of this Agreement, any Target or any Licensed Product, any Exploitation of any Target or any Licensed Product, any Know-How with respect thereto developed by or on behalf of the disclosing Party or its Affiliates (including Mallinckrodt Research Know-How and Silence Research Know-How, as applicable), or the scientific, regulatory, or business affairs or other activities of either Party. Notwithstanding the foregoing, (a) Silence Background IP and Silence Research IP will be considered Confidential Information of Silence, (b) Mallinckrodt Background IP and Mallinckrodt Research IP will be considered Confidential Information of Mallinckrodt, and (c) Joint Research IP shall be deemed to be the Confidential Information of both Parties and both Parties shall be deemed to be the receiving Party and the disclosing Party with respect thereto.

1.28

“Control” means, with respect to any item of Information, material, Patent, or other property right, the possession of the right, whether directly or indirectly, and whether by ownership, license, covenant not to sue, or otherwise (other than by operation of the license and other grants in this Agreement), to grant a license, sublicense, or other right to or under such Information, material, Patent, or other property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party; provided that neither Party shall be deemed to Control any item of Information, material, Patent, or other property right of a Third Party if access under this Agreement requires or triggers a payment obligation.

1.29	“Cost Overrun Threshold” has the meaning set forth in Section 5.4.2.

1.30

“Cover” means, with respect to a particular subject matter at issue and a relevant Patent, that, in the absence of ownership of or a license under such Patent, the manufacture, use, sale, offer for sale, or importation of such subject matter would infringe one or more Valid Claims of such Patent, or, as to a pending claim included in such Patent, the manufacture, use, sale, offer for sale, or importation of such subject matter would infringe such Patent if such pending claim were to issue in an issued patent, provided that such claim is being prosecuted in good faith.

1.31

“Development” means all activities related to pre-clinical and other non-clinical research, testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, Clinical Studies, including Manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing, and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval. When used as a verb, “Develop” means to engage in Development. For purposes of clarity, Development shall include any submissions (and activities required in support thereof) required by Applicable Laws or a Regulatory Authority as a condition or in support of obtaining a pricing or reimbursement approval for an approved molecule or product.

1.32	“Development Costs Report” has the meaning set forth in Section 5.4.2.

1.33	“Dispute” has the meaning set forth in Section 15.6.

1.34	“Dollars” or “$” means United States Dollars.

1.35

“Drug Approval Application” means an application for Regulatory Approval in a country or region of the Territory, and includes a New Drug Application or a Biologics License Application as defined in the FD&C Act, or any corresponding foreign application in the Territory, including, with respect to the European Union, a Marketing Authorization Application filed with the EMA pursuant to the Centralized Approval Procedure or with the applicable Regulatory Authority of a country in the European Union with respect to the mutual recognition or any other national approval procedure.

1.36	“Effective Date” means the effective date of this Agreement as set forth in the preamble hereto.
1.37	“EMA” means the European Medicines Agency and any successor agency(ies) or authority having substantially the same function.

1.38

“[***]” means, in respect of a particular Optioned Complement Target, [***] Licensed Products containing RNAi Products directed to such Optioned Complement Target for the indication or indications that is/are [***] for such Optioned Complement Target, [***].

1.39	“European Union” means the economic, scientific, and political organization of member states known as the European Union, as its membership may be altered from time to time, and any successor thereto.

1.40	“Exclusivity Covenant” means the covenant under Section 4.8.1 and, if applicable, Section 4.8.2.

1.41

“Exploit” or “Exploitation” means to make, have made, import, export, use, have used, sell, have sold, or offer for sale, including to Develop, Commercialize, register, modify, enhance, improve, Manufacture, have Manufactured, hold, or keep (whether for disposal or otherwise), or otherwise dispose of.

1.42	“FDA” means the United States Food and Drug Administration and any successor agency(ies) or authority having substantially the same function.

1.43

“FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, , 21 U.S.C. § 301 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.44	“Field” means the diagnosis, prevention, control, and/or treatment of any and all therapeutic conditions in humans.

1.45

“First Commercial Sale” means, with respect to a Licensed Product and a country, the first sale for monetary value for use or consumption by the end user of such Licensed Product in such country after Regulatory Approval for the sale of such Licensed Product has been obtained in such country. Sales prior to receipt of Regulatory Approval for such Licensed Product, such as so-called “treatment IND sales”, “named patient sales”, and “compassionate use sales”, shall not constitute a First Commercial Sale.

1.46

“FTE” means the equivalent of the work of one appropriately qualified individual working on a full-time basis in performing work in connection with this Agreement for a twelve (12) month period (consisting of at least a total of [[***] per year of dedicated effort). FTE efforts shall not include the work of general corporate or administrative personnel.

1.47	“FTE Costs” means the FTE Rate multiplied by the number of FTEs applied by Silence to the performance of the relevant activity (including Phase 1 Trial) in accordance with the applicable Work Plan.

1.48

“FTE Rate” means, for the period from the Effective Date to 31 December 2019, [***]. Thereafter, the FTE Rate shall be increased or decreased on 1 January of each year by the annual percentage increase or decrease in the UK Consumer Price Inflation published by the UK Office of National Statistics.

1.49

“Generic Product” means, with respect to a Licensed Product, any product that (a) is sold by a Third Party (other than a Sublicensee) under a Drug Approval Application granted by a Regulatory Authority to a Third Party (other than a Sublicensee); (b) [***]; and (c) is approved in reliance, in whole or in part, on the prior approval (or on safety or efficacy data submitted in support of the prior approval) of such Licensed Product as determined by the applicable Regulatory Authority, including any product authorized for sale (i) in the U.S. pursuant to Section 505(b)(2) or Section 505(j) of the FFDCA (21 U.S.C. 355(b)(2) and 21 U.S.C. 355(j), respectively), (ii) in the European Union pursuant to a provision of Articles 10, 10a, or 10b of Parliament and Council Directive 2001/83/EC, as amended (including an application under Article 6.1 of Parliament and Council Regulation (EC) No 726/2004 that relies for its content on any such provision), or (iii) in any other country or jurisdiction pursuant to all equivalents of the provisions in the foregoing subsections (i) and (ii), including any amendments and successor statutes with respect to the foregoing subsections (i) through (iii).

1.50

“GLP Toxicology Study” means an animal pharmacology and toxicology study conducted using cGLP that is used to assess whether a Licensed Product is reasonably safe for initial testing in humans and to support an IND.

1.51

“GMP” means the current minimum standards for methods to be used in, and the facilities or controls to be used for, the manufacture, processing, packing, or holding of a drug as specified by applicable laws of the relevant countries at the time of manufacturing conducted in accordance with this Agreement, defined under (a) 21 C.F.R. Parts 210 and 211, (b) Directive 2003/94/EC, (c) Volume 4, Rules Governing Medicinal Products in the European Union Part I and II, and (d) equivalent law or regulations in any other applicable jurisdiction in the Territory, in each case (a) – (d), as amended from time to time.

1.52

“IND” means an application filed with a Regulatory Authority for authorization to commence Clinical Studies, including (a) an Investigational New Drug Application as defined in the FFDCA or any successor application or procedure filed with the FDA, (b) any equivalent of a United States IND in other countries or regulatory jurisdictions, (e.g., a Clinical Trial Application (“CTA”)), and (c) all supplements, amendments, variations, extensions, and renewals thereof that may be filed with respect to the foregoing.

1.53	“Indemnitee” has the meaning set forth in Section 13.3.

1.54	“Indemnitor” has the meaning set forth in Section 13.3.

1.55

“Indication” means a separate and distinct disease, disorder, illness, or health condition and all of its associated signs, symptoms, stages, or progression (including precursor conditions), in each case for which a separate Drug Approval Application may be or, as applicable, has been filed.

1.56	“Indirect Taxes” has the meaning set forth in Section 9.3.2.

1.57

“Information” means all knowledge of a technical, scientific, business and other nature, including know-how, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, regulatory data, and other biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre- clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, reagents (e.g., plasmids, proteins, cell lines, assays and compounds) and biological methodology; in each case (whether or not confidential, proprietary, patented or patentable, of commercial advantage or not) in written, electronic, or any other form now known or hereafter developed.

1.58

“Initial Loss of Market Share” means an event where, with respect to a particular Licensed Product in a particular country in a particular Quarter: (a) one or more Generic Products of such Licensed Product is or are sold in such country by a Third Party (other than a Sublicensee) and (b) the market penetration of such Generic Product(s) in such country in such Quarter is equal to or greater than [***], as determined by [***].

1.59

“Initiation” means, with respect to a Clinical Study, the first dosing of the first (1st) human subject in such Clinical Study, and, with respect to a GLP Toxicology Study, the first dosing of the first (1st) subject in such study. “Initiate” has a correlative meaning.

1.60	“Intellectual Property” has the meaning set forth in Section 14.6.

1.61	“Joint Research IP” means the Joint Research Patents and Joint Research Know-How.
1.62

“Joint Research Know-How” means any and all Know-How that is developed or invented after the Effective Date jointly by or on behalf of Mallinckrodt on the one hand, and by or on behalf of Silence on the other hand, in performing activities under each Work Plan. For clarity, Joint Research Know-How specifically excludes Mallinckrodt Background Know-How, Mallinckrodt Research Know-How, Silence Background Know-How, and Silence Research Know-How.

1.63	“Joint Research Patents” means any and all Patents that Cover any Joint Research Know-How.

1.64	“Joint Steering Committee” or “JSC” has the meaning set forth in Section 2.1.

1.65

“Know-How” means any and all data, results, inventions, methods, processes, trade secrets, techniques, technology, and other proprietary Information, whether patentable or not but which are not generally known, including discoveries, formulae, materials (including chemicals), biological materials (including expression constructs, nucleic acid sequences, amino acid sequences, and cell lines), practices, test data (including pharmacological, toxicological, pre-clinical and clinical information and test data), analytical and quality control data (including drug stability data), manufacturing technology and data (including formulation data), and sales forecasts, data and descriptions.

1.66	“Licensed Mallinckrodt Research IP” has the meaning set forth in Section 4.2.2.

1.67	“Licensed Mallinckrodt Research Know-How” has the meaning set forth in Section 4.2.2.

1.68	“Licensed Mallinckrodt Research Patents” has the meaning set forth in Section 4.2.2.

1.69

“Licensed Product” means the C3 Licensed Product and/or any Complement Licensed Product(s), as the context dictates and in each case, whether alone or in combination with one (1) or more Other Active Ingredients, and in any form, formulation, dosage form and strength, and for any mode of delivery.

1.70	“[***]” means [***].

1.71

“Loss of Market Share” means an event where, with respect to a particular Licensed Product in a particular country in a particular Quarter: (a) one or more Generic Products of such Licensed Product is or are sold in such country by a Third Party (other than a Sublicensee) and (b) the market penetration of such Generic Product(s) in such country in such Quarter is equal to or greater than [***], as determined by [***].

1.72	“Losses” has the meaning set forth in Section 13.1.

1.73	“Major European Market” means the United Kingdom, France, Germany, Italy, and Spain.

1.74	“Mallinckrodt Background IP” means the Mallinckrodt Background Patents and Mallinckrodt Background Know-How.

1.75

“Mallinckrodt Background Know-How” means any and all Know-How Controlled by Mallinckrodt or any of its Affiliates as of the Effective Date or during the Term that is developed or invented as a result of Mallinckrodt or any of its Affiliates performing activities outside the scope of each Work Plan and that is necessary for the research, discovery, or Exploitation of any Licensed Product.

1.76

“Mallinckrodt Background Patents” means any and all Patents Controlled by Mallinckrodt or any of its Affiliates on the Effective Date or during the Term that Cover any Mallinckrodt Background Know-How.

1.77	“Mallinckrodt Indemnitees” has the meaning set forth in Section 13.2.

1.78	“Mallinckrodt Research IP” means the Mallinckrodt Research Patents and Mallinckrodt Research Know-How.

1.79

“Mallinckrodt Research Know-How” means any and all Know-How that is developed or invented after the Effective Date solely by or on behalf of Mallinckrodt or its Affiliates or agents in performing activities under any Work Plan. For clarity, Mallinckrodt Research Know-How specifically excludes Mallinckrodt Background Know-How and Joint Research Know-How.

1.80	“Mallinckrodt Research Patents” means any and all Patents Controlled by Mallinckrodt after the Effective Date that Cover any Mallinckrodt Research Know-How.

1.81

“Manufacture” and “Manufacturing” means all activities related to the synthesis, making, production, processing, purifying, formulating, filling, finishing, packaging, labelling, shipping, and holding of any molecule, product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre- clinical, clinical and commercial production and analytic development, product characterization, supply chain, stability testing, quality assurance testing and release, and quality control.

1.82	“Mono Product” has the meaning set forth in the definition of “Net Sales” in Section 1.84.

1.83

“Month” means, unless it is clear that such reference is to a calendar month, a period of time beginning with the last Saturday of the previous month and ending on the close of business of the last Friday of such calendar month, which is a “month” for all Mallinckrodt accounting and business purposes, except that the first Month of the Term shall commence on the Effective Date and end on the close of business of the last Friday of the calendar month that includes the Effective Date, and the last Month shall end on the last day of the Term.

1.84

“Net Sales” means, with respect to a Licensed Product for any period, the total amounts billed or invoiced on sales of such Licensed Product during such period by Mallinckrodt, its Affiliates, or Sublicensees in the Territory to Third Parties (including wholesalers or distributors), in bona fide arm’s length transactions, less the following deductions, in each case related specifically to the Licensed Product for the amounts accrued and subsequently adjusted for actual amounts allowed and taken by such Third Parties and not otherwise recovered by or reimbursed to Mallinckrodt, its Affiliates, or Sublicensees:

(a)	trade, cash and quantity discounts;

(b)	discounts, price reductions, chargebacks or rebates, retroactive or otherwise, imposed by, negotiated with or otherwise paid to governmental authorities or other payees;

(c)	taxes on sales (such as sales, value added, or use taxes) to the extent added to the sale price and set forth separately as such in the total amount invoiced;

(d)	amounts repaid or credited by reason of rejections, defects, return goods allowance, recalls or returns, or because of retroactive price reductions;

(e)

the portion of administrative fees paid during the relevant time period to group purchasing organizations, pharmaceutical benefit managers or Medicare Prescription Drug Plans relating to such Licensed Product;

(f)	tariffs, import/export duties, customs duties, and other imposts;

(g)	freight, insurance, import/export, and other transportation charges included in the total amount invoiced; and

(h)	[***].

Net Sales shall not include transfers or dispositions for charitable, promotional, pre- clinical, clinical, regulatory, or governmental purposes. Net Sales shall include the amount of fair market value of all other consideration received by Mallinckrodt, its Affiliates, or Sublicensees in respect of the Licensed Product, whether such consideration is in cash, payment in kind, exchange, or other form. Net Sales shall not include sales between or among Mallinckrodt, its Affiliates, or Sublicensees.

Subject to the above, Net Sales shall be calculated in accordance with the standard internal policies and procedures of Mallinckrodt, its Affiliates, or Sublicensees, which must be in accordance with Accounting Standards and consistent with the audited net sales reported externally by Mallinckrodt in its SEC filings.

For purposes of calculating Net Sales, all Net Sales shall be converted into Dollars in accordance with Section 9.2.

In the event a Licensed Product is a Combination Product, the Net Sales for such Combination Product shall be calculated as follows:

(i)

If Mallinckrodt, its Affiliate, or Sublicensee separately sells in such country or other jurisdiction, (A) a product containing as its sole active ingredient an RNAi Product contained in such Combination Product (the “Mono Product”) and (B) products containing as their sole active ingredients the Other Active Ingredients in such Combination Product, the Net Sales attributable to such Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where: “A” is Mallinckrodt’s (or its Affiliate’s or Sublicensee’s, as applicable) average Net Sales price during the period to which the Net Sales calculation applies for the Mono Product in such country or other jurisdiction and “B” is Mallinckrodt’s (or its Affiliate’s or Sublicensee’s, as applicable) average Net Sales price during the period to which the Net Sales calculation applies in such country or other jurisdiction, for products that contain as their sole active ingredients the Other Active Ingredients in such Combination Product.

(ii)

If Mallinckrodt, its Affiliate, or Sublicensee separately sells in such country or other jurisdiction the Mono Product but does not separately sell in such country or other jurisdiction products containing as their sole active ingredients the Other Active Ingredients in such Combination Product, the Net Sales attributable tosuch Combination Product shall be calculated by multiplying the Net Sales of such Combination Product by the fraction A/C where: “A” is Mallinckrodt’s (or its Affiliate’s or Sublicensee’s, as applicable) average Net Sales price during the period to which the Net Sales calculation applies for the Mono Product in such country or other jurisdiction, and “C” is Mallinckrodt’s (or its Affiliate’s or Sublicensee’s, as applicable) average Net Sales price in such country or other jurisdiction during the period to which the Net Sales calculation applies for such Combination Product.

(iii)

If Mallinckrodt, its Affiliates, and Sublicensees do not separately sell in such country or other jurisdiction the Mono Product but do separately sell products containing as their sole active ingredients the Other Active Ingredients contained in such Combination Product, the Net Sales attributable to such Combination Product shall be calculated by multiplying the Net Sales of such Combination Product by the fraction (D-E)/D where: “D” is the average Net Sales price during the period to which the Net Sales calculation applies for such Combination Product in such country or other jurisdiction and “E” is the average Net Sales price during the period to which the Net Sales calculation applies for products that contain as their sole active ingredients the Other Active Ingredients in such Combination Product.

(iv)

If Mallinckrodt, its Affiliates, and Sublicensees do not separately sell in such country or other jurisdiction both the Mono Product and the Other Active Ingredients in such Combination Product, the Net Sales attributable to such Combination Product shall be determined by the Parties in good faith based on the relative fair market value of such Mono Product and such Other Active Ingredient or ingredients. If the Parties cannot agree on such relative value, the Dispute shall be resolved pursuant to Section 15.6.

1.85	“Neutral Expert” has the meaning set forth in Section 15.6.5.

1.86	“Option” has the meaning set forth in Section 3.1.

1.87	“Option Exercise Payment” has the meaning set forth in Section 3.2.

1.88	“Option Term” means the period commencing on the Effective Date and ending on [***].

1.89

“Optioned Complement Target” means a Complement Target for which Mallinckrodt has exercised its Option pursuant to Section 3.1 and, if applicable, paid the Option Exercise Payment pursuant to Section 3.2.

1.90

“Other Active Ingredient” means any component that provides pharmacological activity or other direct therapeutic effect in the Field or that therapeutically affects the structure or any function of the body whereby such component: (a) is not covered by a Valid Claim of the Silence Background Patents, Silence Research Patents, or the Joint Research Patents and (b) is not derived by Mallinckrodt, its Affiliates, and/or Sublicensees from the Silence Background Know-How, Silence Research Know-How, or Joint Research Know-How.

1.91	“Patent Challenge” has the meaning set forth in Section 14.4.

1.92

“Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications and any and all rights to claim priority thereto, (b) all patent applications filed either from such patents, patent applications, or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents, and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations, and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications or other patents resulting from post-grant proceedings ((a), (b), and (c)), and (e) any similar patent rights, including so-called pipeline protection or any importation, revalidation, confirmation, or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

1.93

“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department, or agency of a government.

1.94	“Phase 1 Clinical Program” means the Phase 1 Trial or Phase 1 Trials contemplated for Research Stage 3 for the applicable Licensed Product, as specified in the applicable Work Plan.

1.95

“Phase 1 Trial” means a human clinical trial of a Licensed Product that satisfies the requirements for a Phase 1 study as defined in 21 CFR § 312.21(a) (or any amended or successor regulations), regardless of where such clinical trial is conducted.

1.96

“Phase 2 Trial” means a human clinical trial of a Licensed Product that satisfies the requirements for a Phase 2 study as defined in 21 CFR § 312.21(b) (or any amended or successor regulations), regardless of where such clinical trial is conducted.

1.97

“Phase 3 Trial” means a human clinical trial of a Licensed Product that satisfies the requirements for a Phase 3 study as defined in 21 CFR § 312.21(c) (or any amended or successor regulations), regardless of where such clinical trial is conducted.

1.98

“Phase 4 Trial” means a post-marketing human clinical study for a Licensed Product with respect to any indication as to which Regulatory Approval has been received or for a use that is the subject of an investigator-initiated study program.

1.99	“PHSA” means the United States Public Health Service Act, as amended from time to time.

1.100	“PMDA” means Japan’s Pharmaceuticals and Medical Devices Agency and any successor agency(ies) or authority having substantially the same function.
1.101	“Product Specific Claims” has the meaning set forth in Section 1.102.

1.102

“Product Specific Patent” means: (i) the Silence Background Patents listed on Schedule 1.102, (ii) with respect to Silence Background Patents or Silence Research Patents that are filed or otherwise become Controlled by Silence after the Effective Date, such Patents that: (a) specifically claim [***] and/or [***] and which do not claim subject matter which is [***], (b) specifically claim [***] and/or [***] where [***] specific to [***] and/or [***] (which shall not include any patent that is [***], (c) specifically claim [***] and, in each case, for which [***], and (iii) [***], unless, with respect to a particular [***] and/or [***]. Product Specific Patents will also include patents and pending patent applications that are divisionals or are otherwise direct continuations of any Product Specific Patent. Claims within the scope of item (ii), subparts (a), (b) and (c) are “Product Specific Claims.”

1.103	“Publishing Party” has the meaning set forth in Section 11.5.3.

1.104

“Quarter” means, unless it is clear that such reference is to a calendar quarter, a period of time beginning with the last Saturday of the calendar month immediately prior to the beginning of a calendar quarter and ending on the close of business on the last Friday of the last calendar month of such calendar quarter, which is a “quarter” for all Mallinckrodt accounting and business purposes, except that the first Quarter of the Term shall commence on the Effective Date and end on the close of business on the last Friday of the last month of the calendar quarter that includes the Effective Date, and the last Quarter shall end on the last day of the Term.

1.105	“Region” means each of [***].

1.106

“Registration Trial” means a human clinical trial (whether or not designated a Phase 3 Trial) of a Licensed Product that is designed to ascertain efficacy and safety of such Licensed Product for the purpose of submitting a Drug Approval Application to the competent Regulatory Authorities; provided that any clinical trial that would not otherwise constitute a Phase 3 Trial shall constitute a Registration Trial if acknowledged as such in writing by the FDA (or using such other method of acknowledgement as may be used in the future by the FDA).

1.107

“Regulatory Approval” means, with respect to a country or other jurisdiction in the Territory, any and all approvals (including Drug Approval Applications), licenses, registrations, or authorizations of any Regulatory Authority necessary to Commercialize a Licensed Product in such country or other jurisdiction, including, where applicable, (a) pricing or reimbursement approval in such country or other jurisdiction, and (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto).

1.108

“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local governmental or regulatory authority, agency, department, bureau, commission, council, or other entities (e.g., the FDA, EMA, and PMDA) regulating or otherwise exercising authority with respect to activities contemplated in this Agreement, including the Exploitation of any Licensed Products in the Territory.

1.109

“Regulatory Exclusivity” means, with respect to any country or other jurisdiction in the Territory, an additional market protection, other than Patent protection, granted by a Regulatory Authority in such country or other jurisdiction which confers an exclusive Commercialization period during which Mallinckrodt or its Affiliates or Sublicensees have the exclusive right to market and sell a Licensed Product in such country or other jurisdiction through a regulatory exclusivity right (e.g., new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, pediatric exclusivity, or any applicable data exclusivity).

1.110	“Research Budget” has the meaning set forth in Section 5.2.1.

1.111	“Research Collaboration Term” means the period commencing on [***].

1.112	“Research Stage” means Research Stage 1, Research Stage 2, and/or Research Stage 3, as the context dictates.

1.113	Research Stage 1” means the portion of the applicable Work Plan pertaining to [***] with respect to the applicable Licensed Product and specified in such plan as Research Stage 1.

1.114	“Research Stage 2” means the portion of the applicable Work Plan pertaining to [***] with respect to the applicable Licensed Product and specified in such plan as Research Stage 2.

1.115	“Research Stage 3” means the portion of the applicable Work Plan pertaining to [***] with respect to the applicable Licensed Product (including [***]) and specified in such plan as Research Stage 3.

1.116

“Research Stage 3 Costs” means the costs incurred by or on behalf of Silence in performing Research Stage 3 pursuant to a Work Plan and that are specifically identified as Research Stage 3 Costs in such Work Plan, including, as applicable (a) FTE Costs, (b) amounts that Silence pays to Third Parties involved in the performance of such [***] , (c) costs associated with any [***], (d) costs incurred in connection with [***], and (e) all other reasonable out-of-pocket costs incurred by or on behalf of Silence during the performance of such Research Stage 3 pursuant to a Work Plan that are identified as Research Stage 3 Costs in such Work Plan.

1.117

“Research Stage Data Package” means, with respect to a particular Licensed Product and a particular Research Stage, a report in the format set forth in Schedule 1.117 of all data generated by or on behalf of Silence in performing activities under the applicable Work Plan in respect of such Licensed Product during such Research Stage, including data generated regarding the physical, chemical, and pharmaceutical properties of such Licensed Product, and data generated pursuant to non-clinical studies and Clinical Studies in respect of such Licensed Product. For clarity, all Information included in a Research Stage Data Package shall be deemed to be Joint Research Know-How, Silence Background Know-How or Silence Research Know-How, as applicable.

1.118	“Restricted Targets” means the following Complement Targets: [***], each as further described in Schedule 1.25.

1.119

“RNAi Product” means any short nucleic acid sequence (which is no less than [***] bases in length and no greater than [***] bases in length) which is designed to bind to mRNA that corresponds to a particular gene target to result in the down regulation of the expression of the protein encoded by such gene.

1.120

“Royalty Term” means, with respect to each Licensed Product and each country in the Territory, the period beginning on the date of the First Commercial Sale of such Licensed Product in such country, and ending on the later to occur of (a) the expiration of the last- to-expire Valid Claim of any [***] that Covers such Licensed Product in such country, (b) the expiration of Regulatory Exclusivity for such Licensed Product in such country, and (c) the tenth (10th) anniversary of the First Commercial Sale of such Licensed Product in such country.

1.121	“Senior Officer” means, with respect to Silence, its Chief Executive Officer or his/her designee, and with respect to Mallinckrodt, its Chief Scientific Officer or his/her designee.

1.122	“Silence Background IP” means the Silence Background Patents and Silence Background Know-How.

1.123

“Silence Background Know-How” means any and all Know-How Controlled by Silence or any of its Affiliates as of the Effective Date or during the Term that is developed or invented as a result of performing activities outside the scope of each Work Plan, or that otherwise becomes Controlled by Silence or any of its Affiliates outside the scope of a Work Plan, and that is necessary or useful for the research, discovery, or Exploitation of any Licensed Product.

1.124

“Silence Background Patents” means any and all Patents Controlled by Silence or any of its Affiliates on the Effective Date or during the Term that Cover any Silence Background Know-How, including the patents and patent applications set forth on Schedule 1.124 and including all continuation, continuation-in-part, divisional, renewal, reexamination, reissue or foreign counterpart applications or other Patents that claim priority to any such Patents and all patents that issue therefrom and all reissues, reexaminations and term extensions thereof and all patents issued from any post-grant proceeding involving any of the foregoing.

1.125	“Silence Indemnitees” has the meaning set forth in Section 13.1.

1.126	“Silence Research IP” means the Silence Research Patents and Silence Research Know- How.

1.127

“Silence Research Know-How” means any and all Know-How that is developed or invented after the Effective Date solely by or on behalf of Silence or its Affiliates or agents in performing activities under any Work Plan. For clarity, Silence Research Know-How specifically excludes Silence Background Know-How and Joint Research Know-How.

1.128

“Silence Research Patents” means any and all Patents Controlled by Silence after the Effective Date that Cover any Silence Research Know-How, including all continuation, continuation-in-part, divisional, renewal, reexamination, reissue or foreign counterpart applications or other Patents that claim priority to any such Patents and all patents that issue therefrom and all reissues, reexaminations and term extensions thereof and all patents issued from any post-grant proceeding involving any of the foregoing.

1.129

“Sublicensee” means a Third Party to whom Mallinckrodt (or a sublicensee of Mallinckrodt) grants a sublicense to Develop, use, import, promote, offer for sale, sell, have sold, or otherwise Commercialize any Licensed Product in the Field in the Territory, beyond the mere right to purchase Products from Mallinckrodt and its Affiliates, and excluding wholesalers, full-service distributors that do not promote the sale of the Licensed Product, and other similar physical distributors.

1.130	“Subscription Option” has the meaning set forth in the Subscription Agreement.

1.131	“Subscription Agreement” means the Subscription Agreement by and between the Parties in the form of Schedule 1.131 attached hereto.

1.132	“[***]” means [***].

1.133	“Supplementary Rights Patents” has the meaning set forth in Section 10.2.4(b).

1.134	“Target” means the C3 Target and/or any Optioned Complement Target, as the context dictates.

1.135	“Technology Transfer” means the portion of the applicable Work Plan pertaining to the technology transfer for the applicable Licensed Product and specified in such plan as Technology Transfer.

1.136

“Technology Transfer Costs” means the costs incurred by or on behalf of Silence in performing a Technology Transfer pursuant to a Work Plan and that are specifically identified as Technology Transfer Costs in such Work Plan, including, as applicable, all such FTE Costs and other reasonable out-of-pocket costs incurred by or on behalf of Silence during the performance of such Technology Transfer.

1.137	“Term” has the meaning set forth in Section 14.1.

1.138	“Territory” means worldwide.

1.139	“Third Party” means any Person other than Silence, Mallinckrodt, or an Affiliate of Silence or Mallinckrodt.

1.140

“Valid Claim” means either: (a) a claim of a pending Patent application that has not been pending for more than [***] years after the relevant application date for said application, which claim was filed and is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application, provided always that, in the event that a claim of a pending patent ceases to be a Valid Claim as a consequence of the expiry of the time period under this part (a) but such claim is subsequently granted, it shall be deemed to be a Valid Claim from such date pursuant to part (b) of this definition; or (b) a claim of any issued and unexpired Patent for which the validity, enforceability, or patentability has not been affected by any of the following: (x) irretrievable lapse, cancellation, abandonment, revocation, dedication to the public, or disclaimer; or (y) a holding, finding, or decision of invalidity, unenforceability, or non-patentability by a court, governmental agency, national or regional patent office, or other appropriate body that has competent jurisdiction, such holding, finding, or decision being final and unappealable or unappealed within the time allowed for appeal.

1.141	“Withholding Party” has the meaning set forth in Section 9.3.

1.142	“Work Plan” means the C3 Work Plan and/or any Complement Work Plan, as the context dictates.

1.143

“Year” means, unless it is clear that such reference is to a calendar year, the period of time beginning with the last Saturday of the month immediately prior to the beginning of a calendar year and ending on the close of business on the last Friday of the last month of such calendar year, which is a “year” for all Mallinckrodt accounting and business purposes, except that the first Year of the Term shall commence on the Effective Date and end on the last day of the Year in which the Effective Date occurs and the last Year of the Term shall commence on the first day of the Year in which the Term ends and end on the last day of the Term.

1.144	In this Agreement:

1.144.1	all references to a particular clause or schedule shall be a reference to that clause or schedule in or to this Agreement as it may be amended from time to time pursuant to this Agreement;

1.144.2	the headings are inserted for convenience only and shall be ignored in construing this Agreement;

1.144.3	words importing the masculine gender shall include the feminine and vice versa and words in the singular include the plural and vice versa;

1.144.4

words denoting persons shall include any individual, partnership, company, corporation, joint venture, trust association, organisation, or other entity, in each case whether or not having separate legal personality;

1.144.5	the words “include”, “included”, and “including” are to be construed without conveying any limitation to the generality of the preceding words;

1.144.6	reference to any statute or regulation includes any modification or re- enactment of that statute or regulation;

1.144.7

any reference to notices or consent being sought or given in writing shall require the consent or notice to be signed by an appropriately authorised person and shall not include consents or notices conveyed by email; and

1.144.8	in the event of any inconsistency or conflict between this Agreement and any of the Schedules, this Agreement shall prevail.

ARTICLE 2
COLLABORATION MANAGEMENT

2.1

Joint Steering Committee. Within fifteen (15) days after the Effective Date, or as mutually agreed to by the Parties, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”). The JSC shall consist of two (2) representatives from each of the Parties, each with the requisite experience and seniority to enable such person to make decisions on behalf of the Parties with respect to the issues falling within the jurisdiction of the JSC. From time to time, each Party may substitute one (1) or more of its representatives to the JSC by providing prior written confirmation (which may be by email) to the other Party. The chairperson of the JSC shall be selected by Mallinckrodt. From time to time, Mallinckrodt may change the representative who will serve as chairperson on written notice to Silence.

2.2

Specific Responsibilities of the JSC. Until the expiration of the Research Collaboration Term with respect to a particular Target, the JSC shall review the strategy for and oversee the Development of the Licensed Product directed to such Target. In particular, the JSC shall:

2.2.1	agree on the C3 Work Plan and, with respect to any Optioned Complement Target, the applicable Complement Work Plan;

2.2.2	review and discuss the overall status of each Work Plan and the conduct of research and Development activities under the Work Plans;

2.2.3	review and discuss the results of each activity under the Work Plans, whether completed or ongoing;

2.2.4	review and agree to any amendment to a Work Plan;

2.2.5	review and discuss the prosecution strategy for Silence Research Patents and Joint Research Patents, including [***]

[***];

2.2.6

establish subcommittees to perform specific duties of the JSC, direct each such subcommittee to perform the functions for which it is established, and oversee each subcommittee, including resolution of disputes raised to the JSC by any subcommittee;

2.2.7

perform such other functions, and direct each subcommittee to perform such other functions, as are set forth herein or as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement.

2.3

Disbandment. The JSC shall continue to exist until the first to occur of: (a) the Parties mutually agreeing to disband the JSC and (b) completion of the Research Collaboration Term (unless otherwise mutually agreed in writing). Notwithstanding anything herein to the contrary, upon the first to occur of the foregoing (a) or (b), the JSC shall automatically dissolve and shall have no further rights or obligations under this Agreement, and thereafter each Party shall designate, to the extent necessary, a contact person for the exchange of Information under this Agreement or such exchange of Information shall be made through the Alliance Managers, and decisions of the JSC, if any, shall be decisions as between the Parties, subject to the other terms and conditions of this Agreement.

2.4

Location of Meetings. The JSC shall meet at least once per calendar quarter, or as otherwise agreed to by the Parties. JSC meetings may be held in person or by audio or video teleconference; provided that unless otherwise agreed, at least one (1) meeting per year shall be held in person. In-person meetings shall be held at locations alternately selected by the Parties.

2.5

Conduct of Meetings. The chairperson of the JSC shall be responsible for calling meetings on no less than fifteen (15) Business Days’ notice. Each Party shall make all proposals for agenda items and shall provide all appropriate information with respect to such proposed items at least ten (10) Business Days in advance of the applicable meeting; provided, that if the input by the JSC is required urgently, a Party may provide its agenda items to the other Party within a shorter period of time in advance of the meeting, or may propose that there not be a specific agenda for a particular meeting, so long as the other Party consents to such later addition of such agenda items or the absence of a specific agenda for such meeting, such consent not to be unreasonably withheld, conditioned, or delayed. An individual designated by the chairperson of the JSC shall prepare and circulate the minutes of each meeting for review and approval of the Parties within thirty (30) days after the meeting. The Parties shall agree on the minutes of each meeting promptly, but in no event later than the next meeting of the JSC.

2.6

Procedural Rules. The JSC shall have the right to adopt such standing rules as shall be necessary for its work, to the extent that such rules are not inconsistent with this Agreement. A quorum of the JSC shall exist whenever there is present at a meeting at least one (1) representative appointed by each Party. Representation by proxy shall be allowed. The JSC shall take action by consensus of the representatives present at a meeting at which a quorum exists, with each Party having a single vote irrespective of the number of representatives of such Party in attendance, or by a written resolution signed by at least one (1) representative appointed by each Party. Employees or consultants of either Party that are not representatives of the Parties on the JSC may attend meetings of the JSC; provided, that (a) unless the other Party agrees, no more than two (2) such persons may attend any particular meeting, (b) attendance of any non- employee must be pre-approved by the other Party, such approval not to be unreasonably withheld and (c) such attendees (i) shall not vote or otherwise participate in the decision- making process of the JSC and (ii) are bound by obligations of confidentiality and non- disclosure that are substantially similar to those set forth in ARTICLE 11.

2.7	Decision Making.

2.7.1

JSC Decisions. All JSC decisions shall be made by unanimous vote, with each Party’s representatives collectively having one (1) vote. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter, the JSC cannot, or does not, reach consensus on an issue within the scope of the JSC, then the dispute shall first be referred to the Senior Officers of the Parties, who shall confer in good faith on the resolution of the issue. Any final decision mutually agreed to by the Senior Officers shall be conclusive and binding on the Parties.

2.7.2.

Final Decision Making Authority. If the Senior Officers are not able to agree on the resolution of any such issue within thirty (30) days after such issue was first referred to them, then subject to the remainder of this Section 2.7.2, (a) [***] shall have the final say on [***] (including [***]), (b) [***] and the [***] and (c) [***] shall have final decision making authority with respect to [***] (including, for clarity, [***] Notwithstanding the foregoing subsections (a), (b) and (c): (u) [***] final decision making authority with respect to [***] shall not be deemed to, and cannot be used to, limit or eliminate, [***] rights under [***] below or that would result in [***] breach of its covenants under [***] and [***] final decision making authority with respect to [***] shall not be deemed to, and cannot be used to limit or eliminate [***] rights under [***] below or that would result in [***] breach of its covenants under [***], (v) with respect to [***] shall consider in good faith any comments or concerns from [***] regarding the [***] as a result of [***] (w) [***] shall not have the right to make changes to [***] that will or are likely to have a material adverse effect on the applicable [***]; provided that if or to the extent that [***] the terms of [***] shall govern the Parties’ rights and obligations in respect of any such [***], (x) with respect to any [***] for which [***], [***] shall have the right to make any decision that [***]; provided that if or to the extent that any such changes will result in [***] , the terms of [***] shall govern the Parties’ rights and obligations in respect of any such [***], (y) neither Party shall use its final decision-making authority to (i) require the other Party to violate any Applicable Law, clinical or non-clinical research ethical requirement (including the conduct of any animal study that would not [***] or any requirement necessary to comply with an informed consent form), or any agreement it may have with any Third Party, (ii) amend the terms and conditions of this Agreement, (iii) other than as specifically set out in [***], require the other Party to [***] unless the Parties have agreed as to [***], and (z) [***] shall not have the right to (i) require [***] in excess of [***] required for the [***] as set out in [***] or (ii) require [***] that is reasonably expected to result in [***] (i.e., for which neither Party has exercised its decision making authority under this Section 2.7.2).

2.7.2

Other Disputes. For clarity, disputes arising between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith that are outside of the jurisdiction of the JSC shall be resolved pursuant to Section 15.6.

2.8

Limitations on Authority. Each Party shall retain the rights, powers, and discretion granted to it under this Agreement and no such rights, powers, or discretion shall be delegated to or vested in the JSC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. The JSC does not have the power to amend, modify, or waive compliance with this Agreement, and this Agreement may only be amended or modified as provided in Section 15.8 and compliance with this Agreement may only be waived as provided in Section 15.10.

2.9

Alliance Manager. Promptly after the Effective Date, each Party shall appoint a person who shall oversee contact between the Parties for all matters between meetings of the JSC and shall have such other responsibilities as the Parties may agree in writing after the Effective Date (each, an “Alliance Manager”). If not already a member of the JSC, each Alliance Manager shall be permitted to attend JSC meetings as appropriate as non- voting participants. Each Party may replace its Alliance Manager at any time by notice in writing to the other Party. Each Party shall bear the costs of its Alliance Manager.

2.10	Expenses. Each Party shall be responsible for all travel and related costs and expenses for its members and other representatives to attend meetings of, and otherwise participate on, the JSC.

ARTICLE 3
OPTION GRANTS

3.1

Option Grant to Mallinckrodt. Silence hereby grants to Mallinckrodt, on a Complement Target-by-Complement Target basis, the exclusive right and option, exercisable at any time during the Option Term at Mallinckrodt’s sole discretion, to obtain and exercise the exclusive license under the Silence Background IP, the Silence Research IP, and Silence’s interest in the Joint Research IP as set forth in Section 4.1 with respect to the Exploitation of the corresponding Complement Licensed Products in the Field in the Territory (each, an “Option”). Mallinckrodt may exercise its Option in respect of a Complement Target by providing written notice to Silence of its election to exercise such Option at any time during the Option Term. Upon delivery of such written notice and, if applicable, payment of the applicable Option Exercise Payment, the license set forth in Section 4.1 with respect to the Exploitation of the Complement Licensed Products directed to such Complement Target in the Field in the Territory shall, and hereby does, automatically become effective.

3.2

Option Exercise Payment. In consideration of the upfront payment to Silence pursuant to Section 8.1, Mallinckrodt shall have the right to exercise its Option for up to two (2) Complement Targets for no additional payment. For the avoidance of doubt Mallinckrodt has been granted rights in relation to the C3 Target as of the Effective Date and so the C3 Target will not count towards the two (2) Complement Targets referred to in this Section 3.2. If Mallinckrodt exercises its Option with respect to more than two (2) Complement Targets, then with respect to each Option exercised by Mallinckrodt for an additional (in excess of two (2)) Complement Target, Mallinckrodt shall pay to Silence the non-refundable, non-creditable sum of [***] (the “Option Exercise Payment”) within [***] days after the exercise of such Option or, if later, upon the final determination of the Parties of the development and sales milestones payable in respect of Licensed Products directed to such Target, in accordance with Sections 8.4.3 and 8.5.3 below.

3.3

Non-Exercise of the Option. If Mallinckrodt does not exercise its Option with respect to a Complement Target during the Option Term, or notifies Silence in writing prior to the expiration of the Option Term that Mallinckrodt will not exercise such Option, then such Option shall immediately expire with respect to such Complement Target without any further action required on the part of either Party.

3.4

Exclusivity. During the Option Term: (a) Silence shall not (and shall ensure that its Affiliates do not) license, sublicense, transfer, assign or take any other action with respect to any Silence Background IP, Silence Research IP, or Silence’s interest in the Joint Research IP that would be inconsistent with or prevent Silence from granting the license under Section 4.1.2 in respect of any Complement Target and (b) neither Party shall (and shall ensure that its Affiliates do not), itself or with or through a Third Party, Exploit any [***] and/or [***].

ARTICLE 4
LICENSE GRANTS

4.1	License Grants to Mallinckrodt. Subject to Sections 4.3 and 4.4, Silence, for itself and its Affiliates, hereby grants to Mallinckrodt:

4.1.1

an exclusive, royalty-bearing license, with the right to grant sublicenses as provided in Section 4.3, under the Silence Background IP, Silence Research IP, and Silence’s interest in the Joint Research IP to Exploit C3 Licensed Products in the Field in the Territory; and

4.1.2

upon Mallinckrodt exercising its Option in respect of a particular Complement Target and, if applicable, paying the Option Exercise Payment with respect thereto, an exclusive, royalty-bearing license, with the right to grant sublicenses as provided in Section 4.3, under the Silence Background IP, Silence Research IP, and Silence’s interest in the Joint Research IP to Exploit Complement Licensed Products directed to such Optioned Complement Target in the Field in the Territory.

4.2	License Grants to Silence.

4.2.1

Research Collaboration License. Mallinckrodt hereby grants to Silence, during the Research Collaboration Term, a non-exclusive license, with the right to grant sublicenses to Affiliates and subcontractors, under the Mallinckrodt Background IP and Mallinckrodt Research IP, solely to conduct the activities under the Work Plans assigned to Silence.

4.2.2

Termination License. If Mallinckrodt does not provide to Silence the Acceptance Notice with respect to a Target and this Agreement terminates with respect to such Target (and all Licensed Products directed to such Target) as set forth in Section 5.3.2, if Mallinckrodt terminates this Agreement pursuant to [***], or if Silence terminates this Agreement pursuant to [***], Mallinckrodt (for itself and its Affiliates) shall, and hereby does, grant to Silence (without any further action required on the part of Mallinckrodt) a non-exclusive, royalty-free and fully paid-up, irrevocable and perpetual license, with the right to grant sublicenses (on the same terms applicable Mallinckrodt’s right to grant sublicenses under its licenses, as set forth in Section 4.3), under any Mallinckrodt Research [***] the applicable Target (such Mallinckrodt Research IP the “Licensed Mallinckrodt Research IP” and, as applicable, the “Licensed Mallinckrodt Research Patents” and/or the “Licensed Mallinckrodt Research Know-How”) solely for purposes of further Development of [***] the applicable Target, including in connection with Development of products that [***]. If Silence wishes to Commercialize any such product, then upon Silence’s request, Mallinckrodt will grant Silence a license under the Licensed Mallinckrodt Research IP for such purpose subject to the following financial terms: (i) if [***] and [***], as applicable, the license would be non-exclusive and royalty free; (ii) if [***], as applicable, then (a) if any Licensed Mallinckrodt Research Patent or Joint Research Patent [***], the license shall be exclusive and Silence shall be required to pay a royalty of no more than [***] of the net sales of such product; (b) if [***], but [***] the applicable Target, the license shall be exclusive and Silence shall be required to pay a royalty of no more than [***] of the net sales of such RNAi Product; (c) if [***], the license shall be exclusive and Silence shall be required to pay a royalty of no more than [***] of the net sales of such RNAi Product; (d) in the event that [***] (i.e., [***], then the maximum royalty payable by Silence on net sales of such product shall be [***]; and (e) if [***] with respect to such Target ]prior to completion of Research Stage 3] for such Target, the total net sales royalty payable to Mallinckrodt in respect of such Target, at the rate that satisfies the applicable criteria above, will be capped at [***].

4.3

Sublicenses. Mallinckrodt shall have the right to grant sublicenses, through multiple tiers of sublicenses, under the licenses granted in Section 4.1 to Sublicensees; provided that any such sublicenses shall (a) be in writing, (b) be consistent with the terms and conditions of this Agreement, and (c) require the applicable Sublicensee to comply with all applicable terms of this Agreement. Mallinckrodt shall be responsible for the performance of any Sublicensee as if such Sublicensee was “Mallinckrodt” hereunder. Each sublicense granted by Mallinckrodt to any rights licensed or granted will terminate immediately upon the termination of the license from Silence to Mallinckrodt with respect to such rights; provided, however, that with respect to any such Sublicensee that has rights to Commercialize a Licensed Product, then, unless such Sublicensee caused a breach of this Agreement that resulted in its termination, effective upon termination of this Agreement, Silence will grant such Sublicensee such rights under the Silence Background IP, Silence Research IP, and Silence’s interest in the Joint Research IP consistent with the scope of the sublicense under such rights granted by Mallinckrodt to such Sublicensee to enable such Sublicensee to wind-down such activities in a commercially reasonable manner and, upon the written request of such Sublicensee, will consider in good faith assuming such Sublicensee’s agreement with Mallinckrodt or entering into a license agreement with such Sublicensee under terms and conditions that are substantially similar, in all material respects, to those of such Sublicensee’s agreement with Mallinckrodt, to the extent such terms are within the scope of the subject matter of this Agreement and provided that Silence’s obligations under such agreement would not be greater than its obligations under this Agreement.

4.4

Retention of Rights. Notwithstanding the exclusive licenses granted to Mallinckrodt pursuant to Section 4.1, Silence hereby expressly reserves the right (a) under the Silence Background IP, Silence Research IP, and Silence’s interest in the Joint Research IP for internal research purposes outside the scope of Section 4.8 and to exercise its rights and perform its obligations under this Agreement, whether directly or through one or more Affiliates or subcontractors, including the right to perform those activities assigned to it under the Work Plans, and (b) to practice, and to grant licenses under, the Silence Background IP, Silence Research IP, and Silence’s interest in the Joint Research IP outside the scope of the licenses granted to Mallinckrodt in Section 4.1 and, during the Option Term, outside the scope of its covenants under Section 3.4.

4.5

No Implied Licenses. Except as expressly provided in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication, estoppel, or otherwise, under or to any Patents, Know-How, Information, or other intellectual property owned or controlled by the other Party.

4.6	No [***]. Notwithstanding anything to the contrary in this Agreement, [***].

4.7

Confirmatory Patent License. Each Party shall, if requested to do so by the other, promptly enter into confirmatory license agreements in the form or substantially the form reasonably requested by the requesting Party for purposes of recording the licenses granted under this Agreement with such patent offices in the Territory as requesting Party considers appropriate.

4.8	Exclusivity.

4.8.1	C3 Target. Subject to Section 14.7.4, neither Party shall, itself or with or through a Third Party, Develop or Commercialize any [***] of the C3 Target and/or [***] of the C3 Target.

4.8.2

Complement Target. Subject to Section 14.7.4, following Mallinckrodt’s exercise of its Option and, if applicable, payment of the Option Exercise Payment with respect to a particular Complement Target, neither Party shall, itself or with or through a Third Party, Develop or Commercialize any [***] of the Optioned Complement Target and/or [***] of the Optioned Complement Target.

4.9	Change of Control Transactions.

4.9.1

Each Party (or its successor), as the acquired Party, shall provide the other Party with written notice of any Change of Control Transaction of the acquired Party [***] Business Days following the closing date of such transaction.

4.9.2

In the event that a Party is acquired in a Change of Control Transaction, then the intellectual property of the Acquirer held or developed by such Acquirer prior to or, except as provided below, after such acquisition shall be excluded from the Silence Background IP (if Silence is the acquired Party) or from the Mallinckrodt Background IP (if Mallinckrodt is the acquired Party), and such Acquirer (and Affiliates of such Acquirer which are not controlled (as set out in the definition of Affiliate) by the acquired Party itself) shall be excluded from the Affiliate definition solely for purposes of the applicable components of the Silence Background IP (if Silence is the acquired Party) or from the Mallinckrodt Background IP (if Mallinckrodt is the acquired Party). For clarity, the foregoing shall not be deemed to modify the definitions or scope of Silence Research IP, Mallinckrodt Research IP or Joint Research IP, and, for such purposes, references to Affiliates shall include such Acquirer (and Affiliates of such Acquirer which are not controlled (as set out in the definition of Affiliate) by the acquired Party if and to the extent such Acquirer or its Affiliate performs activities under this Agreement or any Work Plan. Additionally, if Silence is the acquired Party, Silence Background IP shall include any Know-How that is developed or invented by the Acquirer or any of its Affiliates from or after closing of the Change of Control Transaction that is within the scope of [***] and Covered by [***].

4.9.3

In no event shall a Change of Control Transaction involving a Party be deemed to limit, eliminate or otherwise modify: (a) any obligations of the acquired Party or rights of the other Party existing as of the closing of such Change of Control Transaction, in, to or in respect of any Know-How or Patents Controlled by the acquired Party immediately prior to closing of such Change of Control Transaction, (b) any obligations of the acquired Party or rights of the other Party in, to or in respect of any Know-How that is developed or invented by or on behalf of either Party in performing activities under a Work Plan or any Patents Covering such Know-How, either before or after the Change of Control Transaction or (c) any obligations of the acquired

Party to perform activities under this Agreement or any Work Plan, either before or after the Change of Control Transaction. If the Change of Control Transaction is within the scope of item (c) of that definition or if, upon or following the closing of the Change of Control Transaction, acquired Party ceases to exist, then all of the Acquirer shall continue to be bound by and subject to the terms of this Agreement that are within the scope of the immediately preceding sentence. In addition, in the event of a Change of Control Transaction involving a Party, if, prior to, on, or after such Change of Control, the Acquirer of such Party has a program or otherwise is engaged (either directly or through an Affiliate, or in collaboration with a Third Party) in any activities that would be prohibited under Section 4.8 or 3.4(b) (“Prohibited Programs”), the Acquirer and the acquired Party will institute commercially reasonable technical and administrative safeguards to ensure that the conduct of each Work Plan will be separate from the conduct of the Prohibited Programs and that no Silence Background IP, Silence Research IP, Joint Research IP or Confidential Information of Mallinckrodt (if Silence is the acquired Party) or Mallinckrodt Background IP, Mallinckrodt Research IP, Joint Research IP or Confidential Information of Silence (if Mallinckrodt is the acquired Party) will be used in connection with the Prohibited Programs, including by creating “firewalls” between the personnel working on (or who have worked on) such Prohibited Programs and the personnel working on (or who have worked on) each Work Plan or otherwise having access to data or information from activities performed under this Agreement. Except as provided in this Section 4.9.3, nothing in Section 4.8 shall apply to or bind any Acquirer of a Party.

ARTICLE 5
DEVELOPMENT AND REGULATORY

5.1

Overview. Subject to the terms and conditions of this Agreement, during the Research Collaboration Term the Parties will collaborate with respect to the performance of the Work Plans. Thereafter, Mallinckrodt shall have the sole and exclusive right and responsibility, at its own expense, for the Development of the Licensed Products in the Field in the Territory.

5.2	Work Plans.

5.2.1

General. The Work Plans shall set forth the timeline and details for all activities to be conducted pursuant to such plan, including Research Stage 1, Research Stage 2 and Research Stage 3 and Technology Transfer activities to be conducted pursuant to Section 7.2. The Work Plans shall also: (a) include a reasonably detailed budget of the Development Costs for the activities to be conducted pursuant to such plan (the “Research Budget”) on an activity-by- activity or study-by-study basis, as appropriate, (b) mutually agreed upon Advancement Criteria for each Work Plan and the consequences of satisfying or failing to satisfy such Advancement Criteria, and (c) the protocol for the applicable Phase 1 Trial. For clarity, the Parties acknowledge and agree that an initial Work Plan directed to Development of Licensed Products for a particular Target will include descriptions of activities to be conducted during Research Stage 1 and Research Stage 2 and a Research Budget for such activities, together with outlines of activities to be conducted during Research Stage 3 and the Technology Transfer and projected Research Budgets for such activities, with such descriptions, outlines, and budgets at a level of detail consistent with those descriptions, outlines, and budgets for the same Research Stage set forth in the C3 Work Plan agreed by the JSC (with such Work Plan to be based on the outline attached to this Agreement as Schedule 5.2.1). Upon achievement of appropriate Advancement Criteria, as set forth in the applicable Work Plan, the Parties shall prepare and agree upon, via the JSC, updates to the Work Plan to provide more detailed descriptions of activities to be conducted during Research Stage 3 and the Technology Transfer. Unless the Parties otherwise agree, initial drafts of Work Plans directed to the foregoing shall be prepared by Silence. In addition, from time to time, the Parties may prepare updates and amendments, as appropriate, to a Work Plan (including any consequential changes to the Research Budget), for review of and approval by the JSC, subject to and in accordance with the applicable provisions of ARTICLE 2, including Section 2.7. If the terms of a Work Plan contradict, or create inconsistencies or ambiguities with, the terms of this Agreement, then the terms of this Agreement shall govern.

5.2.2

C3 Work Plan. Within [***] days after the Effective Date, Silence shall present to the JSC a draft Work Plan for development of Licensed Product(s) directed to the C3 Target. Upon the JSC’s approval of such draft Work Plan (as revised by the JSC), such plan shall be the “C3 Work Plan”.

5.2.3

Complement Work Plan. Following the Effective Date and prior to Mallinckrodt’s exercise of an Option in respect of a Complement Target, the JSC shall discuss and agree upon an outline Complement Work Plan that shall form the basis for the Work Plans for the Complement Targets in respect of which Mallinckrodt expects to exercise its Option. In the event that Mallinckrodt identifies Complement Targets of particular interest for which it expects to exercise its Option, the JSC shall endeavor to incorporate components that are specific to such Complement Targets in such outline Complement Work Plan. Following exercise of an Option and, if applicable, payment of the corresponding Option Exercise Payment, the JSC shall be responsible, at its first meeting after such Option exercise, for finalizing and approving the Work Plan for such Optioned Complement Target based upon the outline Complement Work Plan; upon the JSC’s approval of the Work Plan (as revised by the JSC) for a particular Optioned Complement Target, such plan shall be a “Complement Work Plan”. Notwithstanding the foregoing, unless otherwise agreed in writing by Silence, Silence shall not be obligated to commence activities under a particular Complement Work Plan within [***] of having commenced work under the C3 Work Plan or another Complement Work Plan, but unless otherwise agreed in writing by Mallinckrodt, it must commence work under a particular Complement Work Plan [***] of Mallinckrodt’s exercise of its Option for the applicable Optioned Complement Target.

5.3	Research Stage Data Packages.

5.3.1

Delivery. Silence shall use Commercially Reasonable Efforts to deliver to Mallinckrodt a Research Stage Data Package promptly (i.e., within [***] days) following the completion of each Research Stage under a Work Plan in respect of a Target.

5.3.2

Acceptance Notice. Within [***] days following the delivery to Mallinckrodt of the Research Stage Data Package for Research Stage 3 in respect of a particular Target, Mallinckrodt shall elect whether it wishes to continue, and assume responsibility for, the Development of the relevant Licensed Product (and any other Licensed Products directed to such Target), or terminate this Agreement with respect to such Target. If Mallinckrodt wishes to continue and assume responsibility for the Development of Licensed Products directed to such Target, it shall provide Silence written notice thereof (each such notice, an “Acceptance Notice”) within such [***]-day period. If Mallinckrodt does not wish to continue and assume responsibility for the Development of Licensed Products directed to such Target, it shall provide Silence with written notice thereof and this Agreement shall automatically terminate with respect to such Target (and all Licensed Products directed to such Target) upon Silence’s receipt of such notice. If Mallinckrodt fails to respond to Silence within such [***] day period, Silence, by written notice to Mallinckrodt, may request Mallinckrodt’s affirmative notice of its intention to proceed with or terminate Development of Licensed Products directed to such Target, and if Mallinckrodt fails to provide an Acceptance Notice or affirmative notice of its intention to terminate within [***] days after such notice from Silence, this Agreement shall automatically terminate with respect to such Target (and the corresponding Licensed Products) upon the expiration of such [***] day period.

5.4	Research Expenses.

5.4.1

General. Except with respect to Research Stage 3 Costs incurred by Silence, each Party shall be solely responsible for the costs and expenses incurred by such Party in connection with the performance of the Development activities assigned to such Party under and in accordance with each Work Plan and applicable Research Budget.

5.4.2

Research Stage 3. As further set forth in and subject to this Section 5.4.2, Mallinckrodt shall be responsible for Research Stage 3 Costs incurred by Silence in the performance of the Research Stage 3 portion of each Work Plan. Prior to the beginning of each calendar quarter during which a Research Stage 3 is in process, Mallinckrodt shall pay to Silence the amount budgeted (such budget to be based on the actual expenditure expected by Silence in such calendar quarter) in the applicable Research Budget for such calendar quarter. Silence shall notify the JSC if it anticipates that its actual Research Stage 3 Costs for any Research Stage 3 Development activity will exceed the amount budgeted in the applicable Research Budget for such activity by more than [***] of the amount so budgeted for such activity (the “Cost Overrun Threshold”). Any such notice must be provided at least [***] days prior to the date upon which such activity is to be performed and shall include a description of the likely consequences of any material delay in the performance of such activity. Silence shall not proceed with such Development activity unless and until such Development activity has been approved by Mallinckrodt; in the absence of such approval and so long as Silence’s notice of such excess Research Stage 3 Costs complied with this Section 5.4.2 and so long as such excess Research Stage 3 Costs did not result from Silence’s breach of other activities it was required to perform under such Work Plan, Silence’s failure to carry out activities that are the subject of such notice shall not be deemed to be a breach of its obligations under such Work Plan or this Agreement. Silence shall provide Mallinckrodt (a) a non-binding, estimate within [***] days after the end of each calendar quarter, and (b) a report within [***] days after the end of each calendar quarter, in reasonable detail and format, of all Research Stage 3 Costs incurred by it and its Affiliates during such calendar quarter (the “Development Costs Report”). Within [***] Business Days following the receipt of a Development Costs Report, and without limiting Mallinckrodt’s rights under Section 9.5 below, Mallinckrodt shall have the right to request reasonable additional information related to Silence’s Research Stage 3 Costs during such calendar quarter and Silence’s payment to Third Parties for out-of- pocket costs included therein in order to confirm such Development Costs and such payments to third parties. If the Development Costs for such calendar quarter were in excess of the amounts paid to Silence by Mallinckrodt under this Section 5.4.2 for such calendar quarter and were below the Cost Overrun Threshold or approved by Mallinckrodt, then Silence shall invoice Mallinckrodt for the difference and Mallinckrodt shall pay such invoice within [***] days after receipt thereof. For the avoidance of doubt, Mallinckrodt shall have no obligation to pay any Development Costs that exceed the Cost-Overrun Threshold unless such excess costs were approved by Mallinckrodt, and Development Costs for purposes of this Section 5.4.2 shall not include costs for any work performed by or on behalf of Mallinckrodt pursuant to Section 5.4.3. If the Development Costs for such calendar quarter were less than the amounts paid to Silence by Mallinckrodt under this Section 5.4.2 for such calendar quarter, then any such excess shall be credited towards future amounts to be paid by Mallinckrodt under this Section 5.4.2 or, at Mallinckrodt’s option as evidenced by written notice provided to Silence within [***] days of its receipt of the Development Costs Report and to the extent a payment by Mallinckrodt is not reasonably expected to be owed to Silence within the following [***] period, refunded to Mallinckrodt, any such refund to be paid within [***] days of Silence’s receipt of Mallinckrodt’s invoice therefor.

5.4.3

Mallinckrodt  Assumption  of  Work and  Offsets. Mallinckrodt, in its discretion, may from time to time propose to the JSC that it will undertake any one or more tasks that were specified in a Work Plan to be the responsibility of Silence. In such event, the JSC (with neither Party having the final decision making authority) shall agree in writing on the scope of work to be performed by Mallinckrodt and the corresponding Research Budget. If such scope and Research Budget is so agreed by the Parties (through the JSC), Mallinckrodt shall offset the costs and expenses incurred by Mallinckrodt or its Affiliates in the performance of such tasks, but only to the extent such costs and expenses (a) were not otherwise costs and expenses for which Mallinckrodt was already responsible pursuant to such Work Plan and (b) do not exceed such Research Budget by more than [***] in the aggregate, against the next milestone payment(s) owed by Mallinckrodt to Silence pursuant to Section 8.3 or 8.4. For clarity, if Mallinckrodt assumes primary responsibility for Research Stage 3, then Mallinckrodt shall (x) not be entitled to offset any costs or expenses incurred in the performance of Research Stage 3 and (y) prepare the Research Stage Data Package for Research Stage 3 in respect of the applicable Target and deliver such Research Stage Data Package to Silence, and Mallinckrodt’s delivery of an Acceptance Notice in respect of such Target shall be due within [***] days of Mallinckrodt’s delivery of such Research Stage Data Package to Silence, and the terms of Section 5.3.2 shall otherwise apply.

5.5	Development Updates; Information-Sharing.

5.5.1

During the Research Collaboration Term. At each regularly scheduled JSC meeting, each Party shall update the JSC in respect of any then-ongoing activities for which such Party is responsible under a Work Plan. In addition, Silence shall deliver to Mallinckrodt all data and information pertaining to a Target generated in the performance of the applicable Work Plan on a calendar quarter basis and the Parties shall review such data and information at the next regularly scheduled JSC meeting following the delivery of such data and information to Mallinckrodt. The Parties shall discuss the status, progress, and results of all such activities at such JSC meetings.

5.5.2

Following Acceptance Notice. Following Mallinckrodt’s delivery of an Acceptance Notice in respect of a Target until receipt of Regulatory Approval of the first Licensed Product directed to such Target in the United States, Japan, and at least one country that is a Major European Market, Mallinckrodt shall update Silence on a semi-annual basis regarding its Development activities with respect to Licensed Products directed to such Target at a level of detail reasonably required by Silence to determine Mallinckrodt’s compliance with its obligations under Section 5.6 of this Agreement. Following the discontinuation of the JSC pursuant to Section 2.3, Mallinckrodt shall provide further relevant information as Silence may reasonably request following the delivery of any such update.

5.6	Diligence.

5.6.1

During the Research Collaboration Term. Each Party shall use its Commercially Reasonable Efforts (i) to perform the activities assigned to such Party under a Work Plan in accordance with the terms set forth in such Work Plan (including the relevant Research Budget) and the terms of this

Agreement, taking into account the scope of work initially planned under such Work Plan, and (ii) to achieve the objectives of the Work Plan. Each Party shall use its Commercially Reasonable Efforts to adhere to any timeframes set forth in a Work Plan. Silence shall not be obliged to undertake any work in respect of Research Stage 1 or Research Stage 2 if the cost of such work would exceed more than [***] of the Research Budget applicable to such Research Stage and if and to the extent such excess costs [***] in respect of such Research Stage; provided, that Silence must notify Mallinckrodt if it anticipates that any such work will exceed such amount promptly and, in any event at least [***] days prior to the date upon which such activity is to be performed.

5.6.2

Following Acceptance Notice. Following Mallinckrodt’s delivery of an Acceptance Notice with respect to a Target as set forth in Section 5.3.2, Mallinckrodt, directly or via its Affiliates or Sublicensees, shall use Commercially Reasonable Efforts to Develop and obtain Regulatory Approval for at least one Licensed Product directed to such Target for at least one Indication that is [***] in each of [***]. For clarity, Silence acknowledges and agrees that, as appropriate to the extent consistent with Commercially Reasonable Efforts, Mallinckrodt may conduct certain Clinical Studies of a Licensed Product in [***] prior to launching equivalent Clinical Studies of such Licensed Product in [***] so as to rely on data generated in the performance of such Clinical Studies in [***] in the design and execution of such Clinical Studies in [***]. For further clarity, Mallinckrodt acknowledges and agrees that, as appropriate to the extent consistent with such Commercially Reasonable Efforts, such Development shall include [***].

5.6.3

No Guarantee. The Parties acknowledge and agree that no outcome or success is or can be assured and that failure to achieve desired results will not in and of itself constitute a breach or default of any obligation in this Agreement.

5.7

Subcontracting. Each Party shall have the right to subcontract its obligations under this Agreement to subcontractors and Affiliates, subject to any limitations, restrictions or other qualifications that are set forth in an applicable Work Plan; provided, that such subcontractors and Affiliates agree in writing to be subject to the applicable terms and conditions of this Agreement, including the confidentiality provisions of ARTICLE 11, and provided that the subcontracting Party directly owns all Intellectual Property that may arise as required by ARTICLE 10.

5.8	Records.

5.8.1

Creation. Each Party shall maintain complete and accurate records (including both paper and electronic records) in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, and in compliance with Applicable Law and regulatory guidance, of all work done and results achieved in the performance of any activities under the Work Plans. Such records shall be retained by each Party for at least [***] years after the expiration of the Research Collaboration Term, or for such longer period as may be required by Applicable Law.

5.8.2

Inspection. Each Party shall have the right to reasonably inspect the other Party’s records, and shall provide copies of all requested records, to the extent reasonably required for the exercise or performance of the requesting Party’s rights under this Agreement; provided, however, that the requesting Party shall maintain such records and the Information of the other Party as Confidential Information of the other Party in accordance with ARTICLE 11 hereof and shall not use such records or Information except to the extent otherwise permitted by this Agreement.

5.8.3	Other Record Keeping and Audit Rights. For clarity, Sections 9.4 and 9.5 set out the recording keeping responsibilities and audit rights of the Parties in respect of the Research Stage 3 Costs.

5.9	Regulatory Matters.

5.9.1

During the Research Collaboration Term. Prior to Mallinckrodt’s delivery to Silence of an Acceptance Notice in respect of a Target, Silence shall have the sole right and responsibility to prepare, obtain, and maintain all regulatory filings that are necessary for the conduct of its activities under the Work Plan applicable to such Target, including for the conduct of any GLP Toxicology Study or Clinical Study, and to conduct communications with the Regulatory Authorities, for Licensed Products directed to such Target (which shall include filings of or with respect to INDs or CTAs and other filings or communications with the applicable Regulatory Authorities in the Territory). All such activities shall be conducted in accordance with the applicable Work Plan and subject to the review and approval of the JSC. In addition, Silence shall provide Mallinckrodt with: (a) reasonable advance notice (as soon as reasonably practical, but in no event less than [***] business days advance notice whenever feasible) of substantive meetings with any Regulatory Authority that are either scheduled with, or initiated by or on behalf of, Silence or its Affiliates, and an opportunity to have at least one representative observe all face-to-face meetings with any Regulatory Authority, and in any case shall keep Mallinckrodt informed as to all material interactions with Regulatory Authorities; (b) a copy of any material documents, information and correspondence submitted to any Regulatory Authority as soon as reasonably practicable; and (c) copies of all material documents, information and correspondence received from any Regulatory Authority (including inspection reports, warning letters, and a written summary of any material communications in which such other Party did not participate).

5.9.2

Following Acceptance Notice. Following Mallinckrodt’s delivery to Silence of an Acceptance Notice in respect of a Target: (a) Silence shall promptly transfer ownership of any INDs directed to any Clinical Studies performed in respect of such Target and (b) Mallinckrodt shall have the sole right to prepare, obtain, and maintain Drug Approval Applications (including the setting of the overall regulatory strategy therefor), other Regulatory Approvals and filings, and to conduct communications with the applicable Regulatory Authorities, for Licensed Products directed to such Target (which shall include filings of or with respect to INDs or CTAs and other filings or communications with the applicable Regulatory Authorities in the Territory).

5.10

Pharmacovigilance. Following delivery of an Acceptance Notice in respect of a Target and completion of the transfer of any INDs directed to any Clinical Studies performed in respect of such Target, Mallinckrodt shall also assume responsibility for pharmacovigilance of RNAi Products or Licensed Products directed to such Target. Within [***] days after Mallinckrodt has delivered to Silence an Acceptance Notice in respect of the first Target, the Parties shall enter into an agreement to initiate a process for the exchange of safety data in a mutually agreed format in order for Mallinckrodt to monitor the safety of the RNAi Products or Licensed Products directed to such Target and to meet reporting requirements with any applicable Regulatory Authority.

ARTICLE 6
COMMERCIALIZATION

6.1

Overview. Following Mallinckrodt’s delivery of an Acceptance Notice in respect of a Target, Mallinckrodt shall have the sole right and obligation to Exploit, itself or through its Affiliates or Sublicensees, Licensed Products directed to such Target in the Field in the Territory at its own cost and expense.

6.2

Diligence. If Mallinckrodt receives Regulatory Approval in [***] for a Licensed Product for at least one Indication that is [***] that is directed to a Target for which it has delivered an Acceptance Notice, Mallinckrodt, directly or via its Affiliates or Sublicensees, shall thereafter use Commercially Reasonable Efforts to Commercialize such Licensed Product in each such Region and each of the other Regions in which it receives Regulatory Approval for such Licensed Product.

6.3

Reporting. Mallinckrodt shall update Silence on an annual basis regarding its significant Commercialization activities with respect to the Licensed Products in the Territory. Each such update shall summarize Mallinckrodt’s, its Affiliates’, and Sublicensees’ significant Commercialization activities in the Territory with respect to Licensed Products directed to each Target for which Mallinckrodt has provided Silence an Acceptance Notice at a level of detail reasonably required by Silence to determine Mallinckrodt’s compliance with its obligations under Section 6.2 of this Agreement.

ARTICLE 7
MANUFACTURING & SUPPLY

7.1

Silence Obligations. Silence, through one or more Third Party contract manufacturers, shall be responsible for all manufacturing activities necessary to perform any activities contemplated by a Work Plan, at, subject to Section 5.4.2, its own expense.

7.2	Cooperation and Technology Transfer.

7.2.1

Technology Transfer. Following Silence’s receipt of an Acceptance Notice in respect of a Target, Silence shall perform a Technology Transfer in respect of Licensed Products directed to such Target, as set forth in the applicable Work Plan, and shall perform any additional reasonable technical assistance requested by Mallinckrodt (or its contract manufacturer(s)) in respect of the manufacturing of the applicable Licensed Products. For clarity, (i) nothing shall require Silence to create any new Know-How, undertake any additional manufacturing activities, or undertake any activity not specified in the relevant Work Plan (ii) and, on a Complement Target-by-Complement Target basis, Silence’s obligation shall be limited to no more than [***] of effort to be taken within [***] months of the delivery of the Acceptance Notice in respect of such Complement Target. At Mallinckrodt’s request, Silence shall introduce Mallinckrodt to Silence’s contract manufacturer and shall facilitate the discussions so that Mallinckrodt may enter into a direct contractual relationship with such contract manufacturer for the procurement of such Licensed Product on terms substantially equivalent to those agreed with Silence.

7.2.2

Technology Transfer Costs. As further set forth in and subject to this Section 7.2.2, Mallinckrodt shall be responsible for Technology Transfer Costs incurred by Silence in the performance of the Technology Transfer portion of each Work Plan. Prior to the beginning of the calendar month during which the Technology Transfer 3 will commence, Mallinckrodt shall pay to Silence the applicable Research Budget for such Technology Transfer. Silence shall notify the JSC if it anticipates that its actual Technology Transfer Costs will exceed the amount budgeted in the applicable Research Budget for such activity by more than the Cost Overrun Threshold. Any such notice must be provided at least [***] days prior to the date upon which such activity is to be performed and shall include a description of the likely consequences of any material delay in the performance of such activity. Silence shall not proceed with such Technology Transfer activity unless and until such Technology Transfer activity has been approved by Mallinckrodt; in the absence of such approval and so long as Silence’s notice of such excess Technology Transfer Costs complied with this Section 7.2.2 and so long as such excess Technology Transfer Costs [***] Technology Transfer activities [***] under such Work Plan], Silence’s failure to carry out activities that are the subject of such notice shall not be deemed to be a breach of its obligations under such Work Plan or this Agreement. Within [***] days after the completion of the Technology Transfer, Silence shall provide to Mallinckrodt a report, in reasonable detail and format, of all Technology Transfer Costs incurred by it and its Affiliates during such calendar quarter. Within [***] Business Days following the receipt of such report, and without limiting Mallinckrodt’s rights under Section 9.5 below, Mallinckrodt shall have the right to request reasonable additional information to confirm such Technology Transfer Costs. If the Technology Transfer Costs were in excess of the amounts paid to Silence by Mallinckrodt under this Section 7.2.2 and were below the Cost Overrun Threshold or approved by Mallinckrodt, then Silence shall invoice Mallinckrodt for the difference and Mallinckrodt shall pay such invoice within [***] days after receipt thereof. For the avoidance of doubt, Mallinckrodt shall have no obligation to pay any Technology Transfer Costs that exceed the Cost-Overrun Threshold unless such excess costs were approved by Mallinckrodt in accordance with this Section 7.2.2. If the Technology Transfer Costs were less than the amounts paid to Silence by Mallinckrodt under this Section 7.2.2 for such calendar quarter, then any such excess shall be refunded to Mallinckrodt, any such refund to be paid within [***] days of Silence’s receipt of Mallinckrodt’s invoice therefor.

7.3

Mallinckrodt Obligations. Following completion of the Technology Transfer in respect of Licensed Products directed to a Target, Mallinckrodt, either directly or through one or more Third Party contract manufacturers, shall be responsible, at its own expense, for all manufacturing activities necessary for the Development and Commercialization of the Licensed Products directed to such Target.

ARTICLE 8
PAYMENTS AND RECORDS

8.1	Upfront Payment. Within [***] days after the Effective Date, Mallinckrodt shall pay to Silence the non-refundable, non-creditable sum of Twenty Million Dollars ($20,000,000).

8.2	Equity. In partial consideration of the rights and licenses granted herein, the Parties will enter into the Subscription Agreement.

8.3	Research Collaboration Milestones.

8.3.1

Development Milestone Payments. In partial consideration of the rights granted by Silence to Mallinckrodt hereunder and subject to the terms and conditions set forth in this Agreement, Mallinckrodt shall pay to Silence the non-refundable, non-creditable (as set forth in Section 8.3.4) milestone payments upon achievement of each of the following milestone events for the first Licensed Product with respect to a particular Target to achieve such milestone event:

Milestone Event	Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
Total	$10,000,000

8.3.2

Notice and Payment. Silence shall notify Mallinckrodt in writing within [***] days after the first achievement of any milestone event set forth in this Section 8.3 by or on behalf of Silence, together with documentation that validates such achievement. Mallinckrodt shall pay to Silence the applicable milestone payment within [***] days (i) after the delivery of such notice and such documentation, or, (ii) if requested by Mallinckrodt within [***] days after its receipt of such notice, after receipt of any additional documentation reasonably requested by Mallinckrodt.

8.3.3

Once Per Target. Each milestone payment in this Section 8.3 shall be payable only upon the achievement of such milestone by the first Licensed Product directed to a particular Target to achieve such milestone event and no amounts shall be due for subsequent or repeated achievements of such milestone by another Licensed Product directed to the same Target.

8.3.4

Non-Creditable. After a milestone payment due under this Section 8.3 or under Section 8.4 below has been paid, it shall not be creditable against any amounts that may be subsequently owed by Mallinckrodt to Silence; for clarity, however, milestone payments due under this Section 8.3 or under Section 8.4 below may be offset in accordance with Section 5.4.3 above.

8.4	Development and Regulatory Milestones.

8.4.1

C3 Licensed Product Milestone Payments. In partial consideration of the rights granted by Silence to Mallinckrodt hereunder and subject to the terms and conditions set forth in this Agreement, Mallinckrodt shall pay to Silence the non-refundable, non-creditable (as set forth in Section 8.3.4) milestone payments upon achievement of each of the following milestones for the first C3 Licensed Product to achieve such milestone event as follows (whether by or on behalf of Mallinckrodt or its Affiliates or Sublicensees):

Milestone Event	Milestone Payment [***]	Milestone Payment [***]	Milestone Payment [***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]

8.4.2

Notice and Payment. Mallinckrodt shall notify Silence in writing within [***] days after the first achievement of any milestone event set forth in this Section 8.4 by or on behalf of Mallinckrodt or its Affiliates or Sublicensees. Mallinckrodt shall pay to Silence the applicable milestone payment within [***] days after the delivery of such notice. For clarity, each milestone payment set forth in the table above shall be paid only once upon first achievement of the corresponding milestone event by the C3 Licensed

Product, regardless of the number of times such event is achieved, and the maximum aggregate amount payable to Silence pursuant to this Section 8.4 in respect of the C3 Licensed Product is One Hundred Million Dollars ($100,000,000).

8.4.3

Complement Licensed Product Milestones. In connection with Mallinckrodt’s exercise of its Option with respect to any Complement Target other than the C3 Target, the Parties shall identify the milestone payments that will be due for the achievement of the milestone events set forth in the table in this Section 8.4 based upon the applicable [***] for the Complement Licensed Product directed to such Complement Target and according to the parameters set forth in Schedule 8.4.3. If the Parties fail to reach agreement on such milestone payments within [***] days after the date of Mallinckrodt’s exercise of such Option (or such longer period of time as may be mutually agreed by the Parties), then the matter shall be submitted to and finally decided  by a Neutral Expert as set forth in Section 15.6.5.  Mallinckrodt, by written notice delivered to Silence within [***] days after the Parties’ receipt of the decision of the Neutral Expert, may relinquish its Option with respect to such Complement Target. If Mallinckrodt fails to provide such notice, it shall be deemed to have agreed to the decision of the Neutral Expert regarding such milestone payments and it shall be obligated to pay the Option Exercise Payment within [***] days after the Parties’ receipt of the decision of the Neutral Expert.

8.5	Sales-Based Milestones

8.5.1

Initial Three Complement Target Licensed Product Sales Milestone Payments. In partial consideration of the rights granted by Silence to Mallinckrodt hereunder and subject to the terms and conditions set forth in this Agreement, Mallinckrodt shall pay to Silence the following non- refundable, non-creditable milestone payments upon the first achievement of the corresponding milestone event in respect of Licensed Product in respect of each of C3 and the first two (2) Complement Targets for no additional payment is payable pursuant to Section 3.2 (a “Relevant Target”) (whether by or on behalf of Mallinckrodt or its Affiliates or Sublicensees:

Annual Net Sales of all Licensed Products directed to the C3 Target in the Territory	Sales Milestone Payments
Equal or exceed [***]	[***]
Equal or exceed [***]	[***]
Equal or exceed [***]	[***]
Equal or exceed [***]	[***]
Total	$562,500,000

8.5.2

Notice and Payment. Mallinckrodt shall notify Silence in writing of the first achievement of any milestone event set forth in this Section 8.5 by or on behalf of Mallinckrodt or its Affiliates or Sublicensees in its report provided pursuant to Section 9.1 and payment of such milestone shall be due on the date the first such statement that reflects achievement of such sales milestone payment is due. For clarity, each milestone payment set forth in the table above shall be paid only once with respect to a Relevant Target, upon first achievement of the corresponding milestone event by all Licensed Products directed to the Relevant Target, regardless of the number of times such event is achieved.

8.5.3

Complement Licensed Product Sales Milestones. In connection with Mallinckrodt’s exercise of its Option with respect to any Complement Target in respect of which it has to make a payment pursuant to Section 3.2, the Parties shall identify the milestone payments that will be due for the achievement of the milestone events set forth in the table in this Section 8.5, which shall be similar to those set forth in such table. If the Parties fail to reach agreement on such milestone payments within [***] days of the date of Mallinckrodt’s exercise of such Option (or such longer period of time as may be mutually agreed by the Parties), then the matter shall be submitted to and finally decided by a Neutral Expert as set forth in this Section 15.6.5, who shall establish such milestone payments, which shall be similar to those set forth in the table in this Section 8.5. Mallinckrodt, by written notice delivered to Silence within [***] days of the Parties’ receipt of the decision of the Neutral Expert, may relinquish its Option with respect to such Complement Target. If Mallinckrodt fails to provide such notice, it shall be deemed to have agreed to the decision of the Neutral Expert regarding such milestone payments and it shall be obligated to pay the Option Exercise Payment within [***] days of the Parties’ receipt of the decision of the Neutral Expert.

8.6	Royalties.

8.6.1

Royalty Rate. As further consideration for the rights granted to Mallinckrodt under this Agreement, subject to the other terms of this Section 8.6, during the Royalty Term, Mallinckrodt shall make quarterly non-refundable, non- creditable royalty payments to Silence on the annual Net Sales of each Licensed Product sold in the Territory at the applicable rate set forth below:

Annual Net Sales in the Territory of a Particular Licensed Product	Royalty Rate
For that portion of Annual Net Sales less than [***]	[***]
For that portion of Annual Net Sales equal to or greater than [***] but less than [***]	[***]
For that portion of Annual Net Sales equal to or greater than [***] but less than [***]	[***]
For that portion of Annual Net Sales equal to or greater than [***]	[***]

8.6.2	Royalty Term. Royalties shall be paid on a Licensed Product-by-Licensed Product and country-by-country basis in the Territory from [***].

8.6.3	Reductions.

(a)

In the event that it is necessary for Mallinckrodt, in order to Exploit a Licensed Product, to obtain a license under any Patents owned by a Third Party that has claims that Cover [***] such Licensed Product or the Licensed Product, Mallinckrodt shall be entitled to deduct [***] of the amount of [***] accrued and payable by Mallinckrodt to such Third Party from the royalties paid to Silence in any given Quarter (determined in accordance with the Accounting Standards) pursuant to Section 8.6, provided always that nothing in this Section 8.6.3 shall operate to reduce the amount of royalties otherwise payable to Silence to less than [***] of the royalties provided for in Section 8.6.1.

(b)

On a Licensed Product-by-Licensed Product basis, if the Royalty Term does not end on the date upon which there is no Valid Claim [***] that Covers such Licensed Product in the country of sale or the country of manufacture, then with respect to sales of such Licensed Product occurring from and after such date in such country, the royalty rate used to calculate royalties due on Net Sales of such Licensed Product in such country for the remainder of the Royalty Term for such Licensed Product in such country (subject to further reduction in accordance with Section 8.6.3(c) below, but subject to Section 8.6.4 below), shall be reduced by [***] from the applicable royalty rate (i.e., [***] as applicable).

(c)

If, during the Royalty Term with respect to a Licensed Product and a particular country, one or more Generic Products of such Licensed Product are sold in such country, then (i) during each Quarter in which there is an Initial Loss of Market Share with respect to such Licensed Product in such country, then the royalty rates used to calculate royalties due on Net Sales of such Licensed Product in such country for such Quarter shall be reduced by [***] from the applicable royalty rate (i.e., [***], as applicable) and (ii) during each Quarter in which there is a Loss of Market Share with respect to such Licensed Product in such country, then the royalty rates used to calculate royalties due on Net Sales of such Licensed Product in such country for such Quarter shall be reduced by [***] from the applicable royalty rate (i.e., [***], as applicable) it being understood that the deduction under part (ii) of this Section 8.6.3(c) is in substitution for, not in addition to, part (i) of this Section 8.6.3(c).

(d)

If in a country, the Net Sales of a Licensed Product in that country in a Year are less than [***] of the Net Sales of the Licensed Product in that country in the immediately preceding Year and such decline is demonstrated to be due to a Competing Product of such Licensed Product being sold in such country, then the royalty rate used to calculate the royalties due on Net Sales of such Licensed Product in such country shall be reduced by [***] from the applicable royalty rate for such Year (such Net Sales in such Year the “Baseline Calendar Year Net Sales”) and for each Year during the remainder of the Percentage Royalty Term in which: (i) such Competing Product continues to be sold in such country and (ii) Net Sales of such Licensed Product in such country remain at or below the Baseline Calendar Year Net Sales (the “Competing Product Reduction”). With respect to the Year in which the Competing Product Reduction first occurs, then within [***] days after the end of such Year, Mallinckrodt shall report to Licensor the difference between the royalties actually paid in respect of Net Sales in such Year and the royalties that should have been paid in such Year taking into consideration the Competing Product Reduction and Licensor shall remit such difference to Mallinckrodt promptly after its receipt of such report. For the avoidance of doubt, the Competing Product Reduction, if any, shall be in addition to any reduction in the royalty rate pursuant to Section 8.6.3(b) or 8.6.3(c) above, but subject to Section 8.6.4 below.

8.6.4

Cumulative Reductions Floor. Notwithstanding Section 8.6.3, in no event will the reductions set forth in Sections 8.6.3(a), 8.6.3(b), 8.6.3(c), and 8.6.3(d) above operate, individually or in combination, to reduce the amount of royalties due to Silence with respect to Net Sales of a Licensed Product in a country in any given Quarter during the Royalty Term for such Licensed Product in such country by more than [***] of the amount of royalties that otherwise would have been due and payable to Silence in such Quarter for such Licensed Product in such country at the rate set out in the table in Section 8.6.1.

ARTICLE 9
PAYMENT; RECORDS; AUDITS

9.1

Royalty Payments and Reports. Mallinckrodt shall calculate all amounts payable to Silence pursuant to Section 8.6 at the end of each Quarter, which amounts shall be converted to Dollars, in accordance with Section 9.2. Mallinckrodt shall pay to Silence the royalty amounts due with respect to a given Quarter on or before [***] following the end of the Quarter in which the Net Sales on which such royalty amounts are due are deemed to have occurred. Each payment of royalties due to Silence shall be accompanied by a statement of (a) the amount of gross sales and Net Sales of each Licensed Product in each country in the Territory during the applicable Quarter

(including such amounts expressed in local currency and as converted to Dollars), (b) the deductions applied in the calculation of Net Sales from gross sales, (c) the applicable royalty rate(s) under this Agreement (including any reduction(s) to such royalty rate(s) under Section 8.6.3), and (d) a calculation of the amount of royalty payment due on such Net Sales for such Quarter.

9.2

Mode of Payment. All payments to either Party under this Agreement shall be made, without setoff, by deposit of Dollars in the requisite amount to such bank account as Silence may from time to time designate by notice to Mallinckrodt. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than Dollars), a Party shall convert any amount expressed in a foreign currency into Dollar equivalents using its, its Affiliate’s, or its Sublicensee’s standard conversion methodology consistent with Accounting Standards.

9.3	Taxes.

9.3.1

Withholding Taxes. Where any sum due to be paid to either Party under this Agreement is subject to any withholding tax, the Parties shall use their commercially reasonable efforts to take all such actions, including but not limited to executing and delivering relevant documents, as will enable them to take advantage of any applicable double taxation agreement or treaty or otherwise reduce or eliminate such withholding tax. In particular, Silence shall timely provide Mallinckrodt with any tax forms that may be reasonably necessary in order for Mallinckrodt to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty or otherwise, to the extent legally able to do so. If and to the extent the withholding tax cannot be fully eliminated, the payor shall remit such withholding tax to the appropriate government authority, deduct the amount paid from the amount due to payee, and secure and send to payee reasonably satisfactory evidence of the payment of such withholding tax. If any withholding taxes are refundable, creditable or otherwise recoverable, each Party will provide the other such assistance as is reasonably required to obtain a refund of the withheld taxes, obtain a credit with respect to such taxes paid, or otherwise recover such taxes. In the event that a government authority retroactively determines that a payment made by a Party to the other pursuant to this Agreement should have been subject to withholding (or to additional withholding) taxes, and such Party (the “Withholding Party”) remits such withholding taxes to the government authority, the Withholding Party shall have the right (a) to offset such amount, including any interest and penalties that may be imposed thereon (except to the extent any such interest or penalties result from the negligence of the Withholding Party), against future payment obligations of the Withholding Party under this Agreement, (b) to invoice the other Party for such amount (which shall be payable by the other Party within [***] days of its receipt of such invoice), or (c) to pursue reimbursement by any other available remedy.

9.3.2

Indirect Taxes. All payments are exclusive of value added taxes, sales taxes, consumption taxes, and other similar taxes (the “Indirect Taxes”). If any Indirect Taxes are chargeable in respect of any payments, the paying Party shall pay such Indirect Taxes at the applicable rate in respect of such payments following receipt, where applicable, of an Indirect Taxes invoice in the appropriate form issued by the receiving Party in respect of those payments. The Parties shall issue invoices for all amounts payable under this Agreement consistent with Indirect Tax requirements and irrespective of whether the sums may be netted for settlement purposes. If the Indirect Taxes originally paid or otherwise borne by the paying Party are in whole or in part subsequently determined not to have been chargeable, all reasonably necessary steps will be taken by the receiving Party to receive a refund of such undue Indirect Taxes from the applicable governmental authority or other fiscal authority and any amount of undue Indirect Taxes repaid by such authority to the receiving Party will be transferred to the paying Party within

[***] days after receipt.

9.3.3

Taxes Resulting from a Party’s Action. Notwithstanding the foregoing in this Section 9.3, if a Party takes any action of its own discretion (not required by the terms of this Agreement or a Regulatory Authority), including any assignment, sublicense, change of place of incorporation, change in the source of payment (which shall, as of the Effective Date be Ireland in the case of Mallinckrodt and the UK in the case of Silence) or failure to comply with Applicable Laws or filing or record retention requirements, which results in an additional or increased withholding obligation with respect to payments to be made pursuant to this Agreement (“Withholding Tax Action”), then such Party shall bear the amount of such withholding to the extent associated with such Withholding Tax Action. For clarity, if Mallinckrodt undertakes a Withholding Tax Action, then the sum payable by Mallinckrodt (in respect of which such withholding is required to be made) shall be increased to the extent necessary to ensure that Silence receives a sum equal to the sum which it would have received had no such Withholding Tax Action occurred. For the avoidance of doubt, a change in Applicable Laws that results in a new or increased withholding or deduction obligation, absent either Party taking a Withholding Tax Action, shall not affect the withholding and deduction obligations provided in Section 9.3.1.

9.4

Financial Records. Mallinckrodt shall, and shall cause its Affiliates and Sublicensees to, keep complete and accurate books and records pertaining to Net Sales of Licensed Products in sufficient detail to calculate all amounts payable hereunder with respect thereto and to verify compliance with its obligations under this Agreement. Such books and records shall be retained by Mallinckrodt and its Affiliates until [***] Years after the end of the Year to which such books and records pertain. Silence shall, and shall cause its Affiliates to, keep complete and accurate books and records pertaining to its Research Stage 3 Costs in sufficient detail to calculate all amounts payable hereunder with respect thereto. Such books and records shall be retained by Silence and its Affiliates until [***] Years after the end of the Year to which such books and records pertain.

9.5

Audit. At either Party’s request, the other Party shall, and shall cause its Affiliates to, permit one of the [***] largest (by turnover) independent public accounting firms in the country of the audited Party, the specific firm to be designated by the auditing Party, at reasonable times during normal business hours and upon reasonable notice, to audit the books and records maintained pursuant to Section 9.4 to ensure the accuracy of all reports and payments made hereunder. Such examinations may not (a) be conducted for any Quarter more than [***] Years after the end of such Year to which such books and records pertain, (b) be conducted more than once in any [***] month period (unless a previous audit during such [***] month period revealed an underpayment with respect to such period), or (c) be repeated for any Quarter, unless as a component of an examination applicable to a Year that includes such Quarter. The accounting firm shall report to the Parties with reasons whether the reports are correct or not, and the specific details concerning any discrepancies. No other information shall be shared with the auditing Party. Except as provided below, the cost of this audit shall be borne by the auditing Party, unless: (i) if the period in dispute is at least a [***] period, the audit reveals a variance of more than [***] from the reported amounts, or (ii) if the period in dispute is less than [***], the audit reveals a variance that, if [***], would be equivalent to a variance of more than [***] from the reported amounts, in which case the audited Party shall bear the cost of the audit. Unless disputed pursuant to Section 9.6 below, if such audit concludes that (x) additional amounts were owed by the audited Party, the audited Party shall pay the additional amounts within [***] days, or (y) excess payments were made by the audited Party and the audited Party agrees to pay the costs of such audit, the auditing Party shall reimburse such excess payments, in either case ((x) or (y)), within [***] days after the date on which such audit is completed by the auditing Party.

9.6

Audit Dispute. In the event of a dispute with respect to any audit under Section 9.5, Silence and Mallinckrodt shall work in good faith to promptly resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within [***] days, the dispute shall be submitted for resolution to an independent Third Party accounting firm jointly selected by the Parties or to such other Person as the Parties shall mutually agree (the “Auditor”). The decision of the Auditor shall be final and the costs of such arbitration as well as the initial audit shall be borne between the Parties in such manner as the Auditor shall determine. Not later than [***] days after such decision and in accordance with such decision, the audited Party shall pay the additional amounts, or the auditing Party shall reimburse the excess payments, as applicable.

9.7

Confidentiality. The receiving Party shall treat all information subject to review under this ARTICLE 9 in accordance with the confidentiality provisions of ARTICLE 11 and the Parties shall cause the Auditor to enter into a reasonably acceptable confidentiality agreement with the audited Party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.

ARTICLE 10
INTELLECTUAL PROPERTY

10.1	Ownership of Intellectual Property.

10.1.1

United States Law. Inventorship of Information and inventions conceived, discovered, developed, or otherwise made under this Agreement shall be determined in accordance with Applicable Law in the United States as such law exists as of the Effective Date irrespective of where such conception, discovery, development or making occurs.

10.1.2

Silence Ownership. As between the Parties, Silence or an Affiliate designated by Silence shall retain own and retain all right, title, and interest in and to any and all Silence Background IP and Silence Research IP.

10.1.3

Mallinckrodt Ownership. As between the Parties, Mallinckrodt or an Affiliate designated by Mallinckrodt shall own and retain all right, title, and interest in and to any and all Mallinckrodt Background IP and Mallinckrodt Research IP.

10.1.4

Joint Ownership. As between the Parties, the Parties shall each own an equal, undivided interest in any and to all Joint Research IP. At least once per calendar quarter (which the Parties expect would be at each JSC meeting unless the JSC has been disbanded) each Party shall disclose to the other Party in writing the development, making, conception, or reduction to practice of any Joint Research IP. Subject to the exclusive licenses granted by Silence to Mallinckrodt to Joint Research IP under Section 4.1, each Party shall have the right to Exploit (including by way of granting licenses or otherwise) the Joint Research IP without a duty of seeking consent or accounting to the other Party.

10.1.5

Assignment Obligation. Each Party shall cause all Persons who perform Development activities for such Party under this Agreement to be under an obligation to assign (or, if such Party is unable to cause such Person to agree to such assignment obligation despite such Party’s using commercially reasonable efforts to negotiate such assignment obligation, provide a license under, sufficient to enable such Party to Control) their rights in any Information and inventions resulting therefrom to such Party to the extent that the foregoing would be within the scope of: (i) in respect of Silence, Silence Research IP or, to the extent relating to a Licensed Product, the C3 Target or an Optioned Complement Target or otherwise to the license grants under Section 4.1, Silence Background IP, (ii) in respect of Mallinckrodt, within the scope of the Mallinckrodt Research IP licensed to Silence pursuant to Section 4.2 and (iii) in respect of both Parties, Joint Research IP. For clarity, (a) Silence shall be solely responsible for any remuneration that may be due any Silence inventors under any applicable inventor remuneration laws as a result of activities performed under a Work Plan, other than to the extent such amounts are included in Research Stage 3 Costs and otherwise payable by Mallinckrodt under the terms of this Agreement and (b) Mallinckrodt shall be solely responsible for any remuneration that may be due any Mallinckrodt inventors under any applicable inventor remuneration laws as a result of activities performed under a Work Plan.

10.2	Maintenance and Prosecution of Patents.

10.2.1

Silence Patents. Silence shall prepare, file, prosecute, and maintain the Silence Background Patents and the Silence Research Patents worldwide, at Silence’s sole cost and expense, subject to and in accordance with the provisions of this Section 10.2 and, except as provided in this Section 10.2, shall be solely responsible for such matters and shall use commercially reasonable efforts to perform such activities.

10.2.2	Mallinckrodt Patents. Mallinckrodt shall have the sole right, but not the obligation, to prepare, file, prosecute, and maintain the Mallinckrodt Background Patents and the Mallinckrodt Research Patents worldwide, at Mallinckrodt’s sole cost and expense.

10.2.3	Joint Patents. Silence shall have the first right, but not the obligation, to prepare, file, prosecute, and maintain the Joint Research Patents worldwide, at Silence’s sole cost and expense.

10.2.4	Step-In Rights.

(a)

If Silence, during the Term, determines in its sole discretion not to file a patent application directed to or to abandon or not maintain any of the Joint Research Patents that it has responsibility to prosecute or maintain, then Silence shall promptly notify Mallinckrodt of such determination and, with respect to a determination to abandon or not maintain a Joint Research Patent, Silence shall provide such notice at least [***] days before any such patent or patent application has a response due or a maintenance/annuity payment due to provide Mallinckrodt sufficient time to assume responsibility before any lapse or abandonment occurs. In such event, Mallinckrodt shall, at its sole cost and expense, have the right, but not the obligation, to file for, or continue prosecution or maintenance of, such Joint Research Patent.

(b)

If Silence, during the Term in respect of the C3 Target or any Optioned Complement Target, determines in its sole discretion to abandon or not maintain (x) any of the Product Specific Patents, (y) any Silence Background Patent (provided always that in respect of any Silence Background Patent that [***], subject to [***] such Silence Background Patents) or Silence Research Patent that [***] or [***] or (z) any other Silence Background Patent (provided always that in respect of any Silence Background Patent that [***], subject to [***] such Silence Background Patents) or Silence Research Patent that [***], notwithstanding [***] such Silence Background Patent or Silence Research Patent, [***]  (the Silence Background Patents and Silence Research Patents described in items (y) and (z) the “Supplementary Rights Patents”) then Silence shall promptly notify Mallinckrodt of such determination and, with respect to a determination to abandon or not maintain a Product Specific Patent or a Supplementary Rights Patent, Silence shall provide such notice to Mallinckrodt at least [***] days before any such patent or patent application has a response due or a maintenance/annuity payment due to provide Mallinckrodt sufficient time to assume responsibility before any lapse or abandonment occurs. In such event, Mallinckrodt shall, at its sole cost and expense, have the right, but not the obligation, to file for, or continue prosecution or maintenance of, such Product Specific Patent or a Supplementary Rights Patent in Silence’s name.

(c)

If Mallinckrodt provides an Acceptance Notice, it will have the right to assume primary responsibility for prosecution and maintenance of any applicable Product Specific Patents in Silence’s name upon notice to Silence. If Mallinckrodt subsequently decides to cease prosecution or maintenance of any Product Specific Patent it has responsibility to prosecute and maintain, or serves notice to terminate this Agreement in respect of the relevant Complement Target, Mallinckrodt will provide notice to Silence at least [***] days before any such patent or patent application has a response due or a maintenance/annuity payment due to provide Silence sufficient time to assume responsibility before any lapse or abandonment occurs and Mallinckrodt shall execute such powers of attorney and other documents necessary to enable Silence to assume such responsibilities.

(d)

If Mallinckrodt exercises its right to assume responsibility to file, prosecute or maintain any Product Specific Patent, Joint Research Patent or Supplementary Rights Patent, then on its receipt of notice of such exercise, Silence shall transfer such prosecution to Mallinckrodt, and Mallinckrodt shall assume such prosecution and maintenance in Silence’s name or, in respect of any Joint Research Patent, in the joint names of the Parties, at its sole cost and expense. Silence shall execute such powers of attorney and other documents necessary to enable Mallinckrodt to assume such responsibilities. If Mallinckrodt subsequently decides to cease prosecution or maintenance of any Product Specific Patent, Joint Research Patent or Supplementary Rights Patent it has responsibility to prosecute and maintain, or serves notice to terminate this Agreement in respect of the relevant Complement Target, Mallinckrodt will provide notice to Silence at least [***] days before any such patent or patent application has a response due or a maintenance/annuity payment due to provide Silence sufficient time to assume responsibility before any lapse or abandonment occurs and Mallinckrodt shall execute such powers of attorney and other documents necessary to enable Silence to assume such responsibilities.

10.2.5	Covenants Regarding Prosecution.

(a)

Silence shall keep Mallinckrodt reasonably informed of all steps with regard to the preparation, filing, prosecution, and maintenance of all Product Specific Patents, Joint Research Patents, Silence Research Patents and any Silence Background Patents that are Supplementary Rights Patents for which Silence has the responsibility to prosecute and maintain, and shall provide Mallinckrodt with a copy of material communications to and from the patent authorities regarding such Patents, including drafts of any material filings or responses to be made to such patent authorities sufficiently in advance of submitting such filings or responses so as to allow Mallinckrodt a reasonable opportunity to review and comment thereon. Silence shall reasonably consider Mallinckrodt’s requests and shall reasonably consider incorporating Mallinckrodt’s suggestions with respect to such drafts and with respect to strategies for filing and prosecuting such Patents. Without limiting the generality of the foregoing, Silence shall not [***] or [***] that would [***] or [***] without [***] or [***] or [***] or [***] or   [***] and [***].

(b)

Silence will use commercially reasonable efforts to ensure that there is a commercially reasonable (given the nature of the Licensed Products) set of Product Specific Patents, e.g., by seeking to file divisional applications or otherwise separating claims to ensure that, for each Licensed Product, [***] Product Specific Patent (or a set of Product Specific Patents) [***] that is (or are) [***] such Product Specific Patent(s), e.g., via filing divisional or other continuation applications claiming priority to such Product Specific Patent(s[***] such Licensed Product and, if possible, [***] the relevant Licensed Product. Without limiting the generality of the foregoing, Silence acknowledges and agrees that [***] for a particular Licensed Product should include [***]: (i) [***] such Licensed Product, in each case if and to the extent [***] and (ii) [***] such Licensed Product to the extent [***]. Silence’s performance of its obligations under this Section shall be subject to the review and oversight of the JSC.

(c)

The Parties, with the review and oversight of the JSC, will cooperate regarding drafting and prosecution of patent applications directed to Silence Research Know-How or Joint Research Know-How to: (i) [***] and (ii) [***].

(d)

If Mallinckrodt exercises it right to assume prosecution of any Product Specific Patent pursuant to Section 10.2.4(c) above, then Mallinckrodt shall keep Silence reasonably informed of all steps with regard to the preparation, filing, prosecution, and maintenance of all Silence Research Patents for which Mallinckrodt has the responsibility to prosecute and maintain, and shall provide Silence with a copy of material communications to and from the patent authorities regarding such Product Specific Patents, including drafts of any material filings or responses to be made to such patent authorities sufficiently in advance of submitting such filings or responses so as to allow Silence a reasonable opportunity to review and comment thereon. Mallinckrodt shall reasonably consider and reasonably incorporate Silence’s requests and suggestions with respect to such drafts and with respect to strategies for filing and prosecuting the Product Specific Patents.

(e)

Additionally, if or to the extent any Product Specific Patent, Joint Research Patent or Supplementary Rights Patent for which Mallinckrodt has the responsibility to prosecute and maintain [***], Mallinckrodt shall: (i) as instructed by Silence, [***] and (ii) not [***] absent Silence’s prior written consent.

(f)

For the purpose of this 10.2: (i) “prosecution” shall include any patent interference, opposition, pre-issuance Third Party submission, ex parte re-examination, post-grant review, inter partes review or other similar proceeding, appeals or petitions to any Board of Appeals in a patent office, appeals to any court for any patent office decisions, reissue proceedings, and applications for patent term extensions and the like, regardless whether said “prosecution” occurs in any jurisdiction within the Territory or outside the Territory and (ii) a Party shall not be deemed to have made a determination to abandon a pending patent application if, following such abandonment, a patent application that includes the disclosure of such pending patent application will be pending in such jurisdiction.

10.2.6

Orange Book, Patent Term Extension and Supplementary Protection Certificate. Save in respect of [***] decide whether a [***] will be listed in the Orange Book and [***] shall not[***] without the prior written consent of [***], unless [***], in which case [***] shall have the right to select [***] that [***] that are not [***] for listing in the Orange Book; provided that if and to the extent any such [***], then [***] for listing in the Orange Book. [***] shall have the sole right to decide whether [***] should be listed in the Orange Book. The Parties shall cooperate on decisions regarding patent term extensions, including supplementary protection certificates and any other extensions that are now or become available in the future, wherever applicable, for [***] in any country or other jurisdiction. [***] shall have the responsibility of applying for any extension or supplementary protection certificate with respect to such Patents in the Territory. Each Party shall keep the other fully informed of its efforts to obtain such extension or supplementary protection certificate. Each Party shall provide prompt and reasonable assistance, as requested by the other, including by taking such action as patent holder as is required under any Applicable Law to obtain such patent extension or supplementary protection certificate.

10.3	Enforcement of Patents.

10.3.1

Notice. Each Party shall promptly notify the other Party in writing of any alleged or threatened infringement of the Silence Background Patent, Silence Research Patents, Mallinckrodt Research Patents, or Joint Patents in any jurisdiction in the Territory of which such Party becomes aware in connection with the Exploitation of any Licensed Product or any Competing Product or Generic Product or if such Party becomes aware that any Third Party is seeking to obtain Regulatory Approval for such a product (an “Infringement”).

10.3.2

Silence Patents. Except as set out in Section 10.3.4 and 10.3.6, Silence shall have the sole and exclusive right, but not the obligation, to enforce and defend worldwide under its control, at its own expense, the Silence Background Patents and Silence Research Patents.

10.3.3

Mallinckrodt Patents. Mallinckrodt shall have the sole right, but not the obligation, to enforce and defend worldwide under its control, and at its own expense, the Mallinckrodt Background Patents and Mallinckrodt Research Patents.

10.3.4

Product Specific Patents. During the Term, Mallinckrodt shall have the first right, but not the obligation, to enforce and defend worldwide under its control, and at its own expense, the Product Specific Patents. If Mallinckrodt does not take commercially reasonable steps to enforce or defend any such infringement with respect to Product Specific Patents (a) within [***] days following the first notice provided to it pursuant to Section 10.3.1, or (b) if earlier, [***] Business Days before the time limit, if any, set forth in appropriate laws and regulations for filing of such actions, then Silence may prosecute such infringement with respect to such Product Specific Patents at its own expense.

10.3.5

Joint Research Patents. During the Term, Silence shall have the first right, but not the obligation, to enforce and defend worldwide under its control, and at its own expense, the Joint Research Patent that are not Product Specific Patents. If Silence does not take commercially reasonable steps to enforce or defend any such infringement with respect to Joint Research Patents (a) within [***] days following the first notice provided to it pursuant to Section 10.3.1, or (b) if earlier, [***] Business Days before the time limit, if any, set forth in appropriate laws and regulations for filing of such actions, then Mallinckrodt may prosecute such infringement with respect to such Joint Research Patent(s) at its own expense.

10.3.6

Supplementary Rights Patents. During the Term, Silence shall have the first right, but not the obligation, to enforce and defend worldwide under its control, and at its own expense, the Supplementary Rights Patents. If (i) Silence does not take commercially reasonable steps to enforce or defend any such infringement with respect to any [***] of a Supplementary Rights Patent (a) within [***] days following the first notice provided to it pursuant to Section 10.3.1, or (b) if earlier, [***] Business Days before the time limit, if any, set forth in appropriate laws and regulations for filing of such actions, and (ii) [***] and/or [***], then Mallinckrodt may prosecute such infringement of such [***] that [***] (i.e., [***] and/or [***] of such Supplementary Rights Patent at its own expense. By way of example only, if [***], but [***], then [***] subject to this Section 10.3.6 shall [***] that [***].

10.3.7

Cooperation. The Parties agree to cooperate fully in any Infringement action pursuant to this Section 10.3. Where a Party brings such an action, the other Party shall, where necessary, furnish a power of attorney solely for such purpose or shall join in, or be named as a necessary party to, such action. Unless otherwise set forth herein, the Party entitled to bring any Infringement litigation in accordance with this Section 10.3 shall have the right to settle such claim; provided that no Party shall have the right to settle any Infringement litigation under this Section 10.3 in a manner that (a) [***], (b) [***], or (c) [***], in each case (a) – (c) without the express written consent of such other Party, such consent not to be unreasonably withheld, conditioned, or delayed. The Party commencing the litigation shall provide the other Party with copies of all pleadings and other documents filed with the court and shall consider reasonable input from the other Party during the course of the proceedings.

10.3.8

Recovery. Except as otherwise agreed by the Parties in connection with a cost sharing arrangement, any recovery realized as a result of such litigation described in this Section 10.3 (whether by way of settlement or otherwise) shall be first allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses). Any remainder after such reimbursement is made shall be retained by the Party that has exercised its right to bring the enforcement action; provided that to the extent that any award or settlement (whether by judgment or otherwise) is paid to Mallinckrodt [***], such amounts, net of amounts allocated to reimburse the Parties as provided above, shall be treated as Net Sales of the relevant Licensed Product in the Quarter in which such award or settlement is received.

10.4	Infringement Claims by Third Parties.

10.4.1

Right to Defend. If the manufacture, sale, or use of a Licensed Product in the Territory pursuant to this Agreement results in, or may result in, any claim, suit, or proceeding by a Third Party alleging patent infringement by Mallinckrodt (or its Affiliates or Sublicensees), Mallinckrodt shall have the first right, but not the obligation, to defend and control the defense of any such claim, suit, or proceeding at its own expense, using counsel of its own choice; provided, however, that the provisions of Section 10.3 shall govern the right of Mallinckrodt to assert a counterclaim of infringement of any Silence Background Patent or Silence Research Patent. Silence shall have the right, but not the obligation, to participate in (and to control should Mallinckrodt elect not to) the defense of any such claim, suit, or proceeding at its own expense, using counsel of its own choice.

10.4.2

Cooperation. The Parties agree to cooperate fully with each other in connection with activities set forth in this Section 10.4, including consulting with each other as to proposed strategies for defense and any proposed settlements, and providing access to relevant documents and other evidence. The Party controlling the litigation shall keep the other Party reasonably informed of any steps taken, and shall provide the other Party with copies of all pleadings and other documents filed with the court and shall consider reasonable input from the other Party during the course of the proceedings. Neither Party shall have the right to settle any litigation under this Section 10.4 in a manner that (a) [***], or (b) [***], in each case (a) and (b) without the express written consent of such other Party, such consent not to be unreasonably withheld, conditioned, or delayed.

10.5	Invalidity or Unenforceability Defenses or Actions.

10.5.1

Notice. Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of the Silence Background Patents, Silence Research Patents, or Joint Research Patents by a Third Party, in each case in the Territory and of which such Party becomes aware.

10.5.2

Silence Patents. Silence shall have the sole right, but not the obligation, to defend and control the defense of the validity and enforceability of the Silence Background Patents and Silence Research Patents. Silence shall consult with Mallinckrodt to determine a course of action with respect to any proceeding relating to the validity and enforceability of any Product Specific Patent and Silence shall [***], with respect thereto.

10.5.3

Joint Research Patents. Silence shall have the first right, but not the obligation, to defend and control the defense of the validity and enforceability of the Joint Research Patents that [***]. Mallinckrodt may participate in any such claim, suit, or proceeding in the Territory related to such Joint Research Patents, in each case that [***] with counsel of its choice at its own expense; provided that Silence shall retain control of the defense in such claim, suit, or proceeding. If Silence elects not to defend or control the defense of any such Joint Research Patents, in each case that [***] in a suit brought in the Territory, or otherwise fails to initiate and maintain the defense of any such claim, suit, or proceeding, then Mallinckrodt may conduct and control the defense of any such claim, suit, or proceeding, at its own expense; provided, that Mallinckrodt shall obtain the written consent of Silence [***], such consent not to be unreasonably withheld, conditioned, or delayed. To the extent that there is any claim, suit, or proceeding of any of the Joint Research Patents in the Territory that [***], then [***] defend and control the defense of the validity and enforceability of the Joint Research Patents subject to Applicable Law.

10.5.4

Cooperation. Each Party shall assist and cooperate with the other Party as such other Party may reasonably request from time to time in connection with its activities set forth in this Section 10.5, including by being joined as a party plaintiff in such action or proceeding, providing access to relevant documents and other evidence, and making its employees available at reasonable business hours. In connection with any such defense or claim or counterclaim related to Section 10.5.3, the controlling Party shall keep the other Party reasonably informed of any steps taken, and shall provide copies of all documents filed, in connection with such defense, claim, or counterclaim. In connection with the activities set forth in this Section 10.5, each Party shall consult with the other as to the strategy for the defense of the Product Specific Patents and Joint Research Patents.

ARTICLE 11
CONFIDENTIALITY AND NON-DISCLOSURE

11.1

Confidentiality Obligations. At all times during the Term and for a period of [***] years following termination or expiration hereof in its entirety, each Party shall, and each of the foregoing shall cause its Affiliates and its and their respective officers, directors, employees, consultants, contractors, and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement. Notwithstanding the foregoing, to the extent the receiving Party can demonstrate by documentation or other competent proof, the confidentiality and non-use obligations under this Section 11.1 with respect to any Confidential Information shall not include any information that:

11.1.1	has been published by a Third Party or otherwise is or hereafter becomes part of the public domain through no fault on the part of the receiving Party;

11.1.2

has been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information, as evidenced by contemporaneous written record;

11.1.3

is subsequently received by the receiving Party from a Third Party without restriction and without breach of any agreement between such Third Party and the disclosing Party, as evidenced by contemporaneous written record; or

11.1.4	has been independently developed by or for the receiving Party without reference to or use of the disclosing Party’s Confidential Information, as evidenced by contemporaneous written record.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.

11.2	Permitted Disclosures. Each Party may disclose Confidential Information of the other Party to the extent such disclosure is reasonably necessary in the following instances:

11.2.1	(a) filing or prosecuting Patents as contemplated by this Agreement,

(b)          prosecuting or defending litigation as contemplated by this Agreement, or

(c)          obtaining or maintaining Regulatory Approval of the Products;

11.2.2

complying with applicable court orders or governmental regulations, including regulations promulgated by securities exchanges on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted);

11.2.3

disclosure to its and its Affiliates’ employees, consultants, contractors, and agents, in each case on a need-to-know basis in connection with the Development, manufacture, or Commercialization of any Product in accordance with the terms of this Agreement, in each case under obligations of confidentiality and non-use at least as stringent as those herein; and

11.2.4

disclosure to actual and bona fide potential investors, acquirors, licensees, sublicensees, and other financial or commercial partners for the purpose of evaluating or carrying out an actual or potential investment, acquisition, or collaboration, in each case under written obligations of confidentiality and non-use at least as stringent as those herein; provided that the disclosing Party redacts the financial terms and other provisions of this Agreement that are not reasonably required to be disclosed in connection with such potential investment, acquisition, or collaboration, which redaction shall be prepared in consultation with the other Party.

11.2.5

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 11.2.1, 11.2.2 or 11.2.4, it will, except where impermissible, give reasonable advance notice to the other Party of such disclosure and comply with all reasonable requests of the disclosing Party with respect to maintaining confidence in such Confidential Information and in any event shall use the same diligent efforts to secure confidential treatment of such Confidential Information as such Party would use to protect its own Confidential Information, but in no event less than reasonable efforts. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information. Any information disclosed pursuant to this Section 11.2 shall remain Confidential Information and subject to the restrictions set forth in this Agreement, including the foregoing provisions of this ARTICLE 11.

11.3

Use of Name. Except as expressly provided in this Agreement, neither Party shall use the name, logo, or trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance, which approval shall not be unreasonably withheld, conditioned, or delayed. The restrictions imposed by this Section 11.3 shall not prohibit either Party from making any disclosure identifying the other Party that, in the opinion of the disclosing Party’s counsel, is required by Applicable Law; provided, that such Party shall submit the proposed disclosure identifying the other Party in writing to such other Party as far in advance as reasonably practicable (and in no event less than [***] Business Days prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment on such disclosure.

11.4

Public Announcements. The Parties have agreed to the joint press release set out as Schedule 11.4 shall be the press release announcing the transaction contemplated by this Agreement. Other than this press release, neither Party shall issue any public announcement, press release, or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, except for any such disclosure that is made in connection an earnings call of such Party or, in the opinion of the disclosing Party’s counsel, is required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted). In the event a Party is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed (or to which an application for listing has been submitted) to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable (and in no event less than [***] Business Days prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon. Notwithstanding anything to the contrary herein, following initial press release announcing this Agreement, each Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party, and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

11.5

Publications. The Parties acknowledge that scientific publications must be strictly monitored to prevent any adverse effect from premature publication of results of the Development activities hereunder.

11.5.1

By Silence. During the Research Collaboration Term, Silence shall have the right to make any publications, presentations, or public disclosures related to a Licensed Product subject to Mallinckrodt’s prior review (but with no requirement for Mallinckrodt’s prior approval). Mallinckrodt may not make any publications, presentations, or public disclosures solely related to a Licensed Product without Silence’s prior written approval.

11.5.2

By Mallinckrodt. Following Mallinckrodt’s delivery of an Acceptance Notice in respect of a Licensed Product, (a) Mallinckrodt shall have the right to make any publications, presentations, or public disclosures related to such Licensed Product subject to Silence’s prior review (but with no requirement for Silence’s prior approval), and (b) Silence shall not make any publications, presentations, or public disclosures related to such Licensed Product without Mallinckrodt’s prior written approval.

11.5.3

Review Process. Before any paper is submitted for publication or an oral presentation is made for which review or approval rights are provided under Section 11.5, the publishing or presenting Party (the “Publishing Party”) shall deliver a then-current copy of the paper or materials for oral presentation to the non-publishing Party at least [***] Business Days prior to submitting the paper to a publisher or making the presentation where written approval is required and at least [***] Business Days prior to submitting the paper to a publisher or making the presentation where approval is not required. The non-publishing Party shall review any such paper and give its comments to such Publishing Party within [***] Business Days after the delivery of such paper to such other Party. The Publishing Party shall comply with the other Party’s request to delete references to the other Party’s Confidential

Information in any such paper and will withhold publication of any such paper or any presentation of same for an additional [***] Business Days in order to permit the Parties to obtain Patent protection if such other Party deems it necessary.

11.6

Return of Confidential Information. Upon termination of this Agreement in its entirety, each Party shall promptly return to the other Party, or delete or destroy, all records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that the other Party shall be permitted to retain one (1) copy of such Confidential Information for the sole purpose of performing any continuing obligations under this Agreement, as required by Applicable Law, or for legal archival purposes. If this Agreement is terminated with respect to one or more Target(s), but not in its entirety, each Party shall promptly return to the other Party, or delete or destroy, all records and materials in such Party’s possession or control containing Confidential Information of the other Party that relates to the terminated Target(s). Notwithstanding the foregoing, such other Party also shall be permitted to retain such additional copies of or any computer records or files containing such Confidential Information that have been created solely by such Party’s automatic archiving and back- up procedures, to the extent created and retained in a manner consistent with such other Party’s standard archiving and back-up procedures, but not for any other use or purpose.

ARTICLE 12

REPRESENTATIONS AND WARRANTIES

12.1	Mutual Warranties. Each Party hereby represents and warrants, as of the Effective Date, as follows:

12.1.1

Organization. It is a company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

12.1.2

Authorization. The execution and delivery of this Agreement and the performance by such Party of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and do not violate (a) such Party’s charter documents, bylaws, or other organizational documents, (b) any agreement, instrument, or contractual obligation to which such Party is bound, (c) any requirement of any Applicable Law, or (d) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party.

12.1.3

Binding Agreement. This Agreement is a legal, valid, and binding obligation of such Party enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).

12.1.4

No Inconsistent Obligation. It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent with the terms of this Agreement, or that would impede the diligent and complete fulfilment of its obligations hereunder.

12.2	Additional Warranties by Silence. Silence hereby represents and warrants, as of the Effective Date, as follows:

12.2.1	all Silence IP is owned by Silence and is not held under license from any other person or entity;

12.2.2

it has the right to grant all rights and licenses it purports to grant to Mallinckrodt with respect to the Silence Background IP and Silence Research IP under this Agreement, free and clear of any rights therein granted to any Third Party;

12.2.3	it has not granted any liens or security interests on any of the Product Specific Patents;

12.2.4	it has not granted to any Third Party any right under the Silence Background IP or Silence Research IP that would conflict with the rights granted to Mallinckrodt hereunder;

12.2.5

except as set forth in Schedule 12.2, it is not the subject of any Patent proceeding in respect of any Silence Background Patent, and it is not aware of any pending or threatened action, suit, proceeding, or claim by a Third Party challenging Silence’s ownership rights in, or the validity or scope of, such Silence Background Patents and, to Silence’s knowledge, all issued and granted Silence Background Patents are valid and enforceable;

12.2.6	Silence has prosecuted all Silence Background Patents in good faith and in accordance with Applicable Law;
12.2.7

no claim or action has been brought or, to Silence’s knowledge, threatened in writing, by any Third Party alleging that the use of the Silence Background IP infringes or misappropriates, or would infringe or misappropriate, any intellectual property right of any Third Party; and

12.2.8

to Silence’s knowledge, Silence has not, in the development, use or other exploitation of the Silence Background Know-How, infringed, misappropriated or otherwise violated any Third Party’s intellectual property rights and, to Silence’s knowledge, the Development and Exploitation of the C3 Licensed Product as contemplated by the C3 Work Plan will not infringe, misappropriate or otherwise violate any Third Party’s intellectual property rights.

12.3	Mutual Covenants. Each Party hereby covenants and agrees, in connection with the performance of its activities under this Agreement:

12.3.1

it shall not employ, contract with, or retain any person directly or indirectly to perform any of the activities under this Agreement if such person is under investigation by the FDA for debarment or is presently debarred by the FDA pursuant to the Generic Drug Enforcement Act of 1992, as amended (21 U.S.C. § 301, et seq.);

12.3.2

all research conducted by or on behalf of it shall be performed in accordance with Applicable Laws, and applicable established internal policies and procedures (if any), including policies and procedures pertaining to research involving laboratory animals or hazardous agents and materials, as applicable. Each Party agrees that any animals used in the performance of studies under the Work Plan will be handled in accordance with established guidelines for the care and use of laboratory animals. Further, each Party covenants that all research conducted pursuant to this Agreement involving the use of animals was, or will be, reviewed and approved by its or its animal care and use committee prior to commencement of the applicable research; and

12.3.3

in the performance of its obligations under this Agreement, such Party shall comply and shall cause its and its Affiliates’ employees and contractors to comply with all Applicable Laws and, without limiting the generality of the foregoing, it shall not perform any actions that are prohibited by local or other anti-corruption laws (collectively, “Anti-Corruption Laws”) that may be applicable to such Party. Without limiting the generality of the foregoing, neither Party shall make any payments, or offer or transfer anything of value, to any government official or government employee, to any political party official or candidate for political office or to any other Third Party related to the transaction in a manner that would violate Anti-Corruption Laws.

12.4

DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER SILENCE NOR MALLINCKRODT NOR ANY OF THEIR RESPECTIVE AFFILIATES MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE, OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE, OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 13

INDEMNITY

13.1

Indemnification of Silence. Mallinckrodt shall indemnify, defend, and hold harmless Silence, its Affiliates, and their respective directors, officers, employees, and agents (collectively, the “Silence Indemnitees”) from and against any and all losses, damages, liabilities, penalties, costs, and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims, or demands of Third Parties (collectively, “Claims”) incurred by or rendered against the Silence Indemnitees arising from or occurring as a result of:

13.1.1	the Exploitation of any Licensed Product by or on behalf of Mallinckrodt or any of its Affiliates, Sublicensees, subcontractors, agents, or consultants; or

13.1.2

the breach by Mallinckrodt of any warranty, representation, covenant, or agreement made by Mallinckrodt in this Agreement; except in each case for those Losses for which Silence, in whole or in part, has an obligation to indemnify Mallinckrodt pursuant to Section 13.2.

13.2

Indemnification of Mallinckrodt. Silence shall indemnify, defend, and hold harmless Mallinckrodt, its Affiliates, and its and their respective directors, officers, employees, and agents (collectively, the “Mallinckrodt Indemnitees”), from and against any and all Losses in connection with any and all Claims incurred by or rendered against the Mallinckrodt Indemnitees arising from or occurring as a result of:

13.2.1	the failure by Silence to perform any Development or other activities assigned to Silence in a Work Plan in accordance with the terms of this Agreement; or

13.2.2

the breach by Silence of any warranty, representation, covenant, or agreement made by Silence in this Agreement; except in each case for those Losses for which Mallinckrodt, in whole or in part, has an obligation to indemnify Silence pursuant to Section 13.1.

13.3

Indemnification Procedure. A Party that intends to claim indemnification under this ARTICLE 13 (the “Indemnitee”) shall promptly notify the indemnifying Party (the “Indemnitor”) in writing of any Claim in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense or settlement of such Claim. The Indemnitee may participate at its expense in the Indemnitor’s defense of and settlement negotiations for any Claim with counsel of the Indemnitee’s own choice. The indemnity arrangement in this ARTICLE 13 shall not apply to amounts paid in settlement of any action with respect to a Claim if such settlement is effected without the consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned, or delayed. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Claim shall only relieve the Indemnitor of its indemnification obligations under this ARTICLE 13 if and to the extent the Indemnitor is actually prejudiced thereby. The Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Claim covered by this indemnification.

13.4

Special, Indirect, and Other Losses. EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 13, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE FOR ANY LOSS OF PROFITS OR BUSINESS INTERRUPTION OR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY, OR OTHERWISE IN CONNECTION WITH OR ARISING IN ANY WAY OUT OF THE TERMS OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE USE OF THE LICENSED COMPOUND OR LICENSED PRODUCT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. The foregoing limitation of liability shall not operate to limit or exclude either Party’s liability for (a) death or personal injury, (b) fraud, (c) willful misconduct, or (d) any other liability which, pursuant to Applicable Law, cannot be limited or excluded.

13.5

Insurance. Each Party shall maintain, at its own expense, commercial general liability insurance and product liability and other appropriate insurance in an amount consistent with sound business practice and reasonable in light of its obligations under this Agreement. Each Party shall maintain such insurance for the period commencing promptly after the Effective Date until [***] years after this Agreement. Each Party shall provide a certificate of insurance evidencing such coverage to the other Party upon request. It is understood that such insurance shall not be construed to create any limit of either Party’s obligations or liabilities with respect to its indemnification obligations under this Agreement.

ARTICLE 14

TERM AND TERMINATION

14.1

Term. This Agreement shall commence on the Effective Date and, unless earlier terminated as provided herein, shall remain in effect, on a Licensed Product-by-Licensed Product and country-by-country basis, until the expiration of the Royalty Term for such Licensed Product in such country. Upon the expiration of the Royalty Term for a particular Licensed Product in a particular country, the licenses granted to Mallinckrodt under Section 4.1 for such Licensed Product in such country shall remain exclusive and become fully-paid, royalty-free, and perpetual.

14.2	Termination by Mallinckrodt.

14.2.1	For Convenience. Mallinckrodt shall have the right to terminate this Agreement in its entirety, or on Target-by-Target basis, for any or no reason, upon [***] days’ prior written notice to Silence.

14.2.2	No Acceptance Notice. This Agreement shall terminate with respect to a Target as set forth in Section 5.3.2.

14.3

Termination for Material Breach. Each Party shall have the right to terminate this Agreement immediately upon written notice to the other Party if such other Party materially breaches this Agreement and has not cured such breach to the reasonable satisfaction of the non-breaching Party within [***] days ([***] days with respect to any payment breach) after receipt from the non-breaching Party of written notice specifying the breach and requesting its cure.

14.4

Termination by Silence for Patent Challenge. Silence shall have the right to terminate this Agreement in full upon written notice to Mallinckrodt in the event that Mallinckrodt or any of its Affiliates or Sublicensees directly asserts in its own respective name, or directs a Third Party to assert, a Patent Challenge; provided that with respect to any such Patent Challenge by any Sublicensee, Silence will not have the right to terminate this Agreement under this Section 14.4 if, within [***] days of Silence’s notice to Mallinckrodt under this Section 14.4, Mallinckrodt (a) causes such Patent Challenge to be terminated or dismissed or (b) terminates the sublicense granted to such Sublicensee. For purposes of this Section, “Patent Challenge” means any challenge in a legal or administrative proceeding to the patentability, validity, ownership or enforceability of any of the Silence Background Patents, Silence Research Patents, or Joint Research Patents (or any claim thereof), including by: (x) filing or pursuing a declaratory judgment action in which any of the Silence Background Patents, Silence Research Patents, or Joint Research Patents is alleged to be invalid or unenforceable; (y) citing prior art against any of the Silence Background Patents, Silence Research Patents, or Joint Research Patents (other than art required to be cited by Applicable Law, including under a duty of candor to a patent office), filing a request for or pursuing a re-examination of any of the Silence Background Patents, Silence Research Patents, or Joint Research Patents (other than with Silence’s written agreement), or becoming a party to or pursuing an interference; or (z) filing or pursuing any opposition, cancellation, nullity, or other like proceedings against any of the Silence Background Patents, Silence Research Patents, or Joint Research Patents; but excluding any challenge raised as a defense against a claim, action, or proceeding asserted by Silence or its Affiliates against Mallinckrodt or its Affiliates or Sublicensees and excluding any activities conducted by Mallinckrodt in the prosecution of Product Specific Patents and, if applicable, other Silence Research Patents or Joint Research Patents, so long as such prosecution is conducted in good faith and in accordance with the applicable provisions of this Agreement.

14.5

Termination for Insolvency. In the event that a Party (a) files or resolves to file for protection under (i) bankruptcy, (ii) insolvency, (iii) reorganization (save in the case of a solvent reorganization), (iv) restructuring (save in the case of a solvent restructuring), or (v) business rescue laws applicable to that Party in any jurisdiction; (b) makes an assignment for the benefit of creditors; (c) appoints or suffers appointment of a receiver, administrative receiver, bailiff or trustee or analogous appointment over substantially all of its property; (d) proposes or implements a scheme of arrangement, company voluntary arrangement or other agreement of composition, compromise or extension of its debts (other than in circumstances where such scheme, arrangement or agreement would have no adverse impact on the rights of any other Party to this Agreement); (e) proposes or is a party to any dissolution or liquidation or ceases continuation of substantially all of its business; (f) is subject to any filing of an application or a petition under any (i) bankruptcy, (ii) insolvency, (iii) reorganization (save in the case of a solvent reorganization), (iv) restructuring (save in the case of a solvent restructuring), or (v) business rescue laws or has any such application or petition filed against it that, in any such case, is not discharged, in the case of an application or petition filed in the UK, within [***] days of the filing thereof or, in the case of an application or petition filed in any other jurisdiction, within [***] days of the filing thereof; or (g) admits in writing its inability generally to meet its obligations as they fall due in the general course (providing always that a request for fulfilment of a specific obligation to be postponed for a specified time shall not amount to an admission that the Party is generally unable to meet its obligations as they fall due), then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.

14.6

Rights in Bankruptcy. All rights and licenses (collectively, the “Intellectual Property”) granted under or pursuant to this Agreement, including all rights and licenses to use improvements or enhancements developed during the Term, are intended to be, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”) or any analogous provisions in any other country or jurisdiction, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that the licensee of such Intellectual Property under this Agreement shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, including Section 365(n) of the Bankruptcy Code, or any analogous provisions in any other country or jurisdiction. All of the rights granted to either Party under this Agreement shall be deemed to exist immediately before the occurrence of any bankruptcy case in which the other Party is the debtor. If a bankruptcy proceeding is commenced by or against either Party under the Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the non-debtor Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any Intellectual Property and all embodiments of such Intellectual Property, which, if not already in the non-debtor Party’s possession, shall be delivered to the non- debtor Party within [***] Business Days of such request; provided, that the debtor Party is excused from its obligation to deliver the Intellectual Property to the extent the debtor Party continues to perform all of its obligations under this Agreement and the Agreement has not been rejected pursuant to the Bankruptcy Code or any analogous provision in any other country or jurisdiction.

14.7	Effects of Termination.

14.7.1	License Rights.

(a)

Upon any termination of this Agreement with respect to a Target, all rights and licenses granted with respect to such Target and all Licensed Products directed to such Target under Sections 4.1 and 4.2.1 shall terminate and be of no further force or effect.

(b)

If this Agreement terminates with respect to a Target pursuant to Section 14.2.1 or 14.2.2 or by Silence pursuant to Section 14.3, 14.4 or 14.5, Mallinckrodt hereby grants to Silence licenses on the terms set out in Section 4.2.2 in respect of the Target which is the subject of such termination, and such licences shall survive any expiration or termination of this Agreement.

14.7.2	Development Wind-Down or Transition.

(a)

Phase 1 Trial. If Mallinckrodt terminates this Agreement with respect to a Target after Silence has commenced a Phase 1 Trial with respect to a Licensed Product directed to such Target, and such Phase 1 Trial is ongoing as of the effective date of termination, (a) Silence shall have the right to elect to either (i) complete such Phase 1 Trial or (ii) wind-down such Phase 1 Trial in an orderly fashion, and (b) Mallinckrodt shall be responsible for all Research Phase 3 Costs incurred by Silence in completing or winding-down such Phase 1 Trial, as the case may be, that had accrued as of the effective date of such termination, unless [***] in connection with such Target [***] in respect of such Target, in which case no further payments shall be due from Mallinckrodt in respect of such Phase 1 Trial.

(b)

Other Clinical Studies. If any Clinical Studies that were Initiated by or on behalf of Mallinckrodt prior to the termination of this Agreement (whether terminated in its entirety or with respect to a Target) are on-going as of the effective date of such termination, Mallinckrodt shall cooperate with Silence to wind-down such Clinical Study(ies) in an orderly fashion; provided, however, that [***] to transition the sponsorship of any such ongoing Clinical Study(ies) to Silence. Mallinckrodt shall not commence any Clinical Study at any time after it has given or received a notice of termination pursuant to this ARTICLE 14.

(c)

Cooperation. Mallinckrodt shall provide reasonable cooperation to Silence and its designee(s) to facilitate, and the Parties shall use reasonable efforts to effect, a reasonable, orderly, and prompt transition of the Development activities relating to any terminated Target and corresponding terminated Licensed Products to Silence and/or its designee(s) following delivery of notice of termination so that Silence is able to assume responsibility for same as of the effective date of termination. Where the same cannot be fully achieved prior to the effective date of termination, Mallinckrodt shall continue to provide such reasonable cooperation to Silence and its designee(s) for a period of no more [***] after the effective date of termination for the purpose of facilitating such transition and providing access to Silence any Mallinckrodt Research Know-How that is the subject of the license granted to Silence pursuant to Section 4.2.2 that is not already in Silence’s possession, to the extent reasonably necessary for Silence to exercise such license rights. For clarity, the foregoing shall not require Mallinckrodt to create any new Know-How.

14.7.3

Contract Transfer. At Silence’s request, Mallinckrodt shall use Commercially Reasonable Efforts to transfer or transition to Silence or its designee all then-existing commercial arrangements relating specifically to Licensed Products to the extent reasonably necessary for Silence to continue the Development and/or Commercialization of the Licensed Products in the Territory. If any such contract between Mallinckrodt and a Third Party is not assignable to Silence or its designee (whether by such contract’s terms or because such contract does not relate specifically to the Licensed Products) but is otherwise reasonably necessary for Silence to continue the Development and/or Commercialization of the Licensed Products in the Territory, or if Mallinckrodt is performing such work for the Licensed Product itself (and thus there is no contract to assign), then Mallinckrodt shall reasonably cooperate with Silence to negotiate for the continuation of such services for Silence from such entity, or Mallinckrodt shall continue to perform such work for Silence, as applicable, for a reasonable period (not to exceed [***]) after termination at Silence’s cost until Silence establishes an alternate, validated source of such services.

14.7.4	Exclusivity. Upon any termination of this Agreement with respect to a Target, each Party’s obligations under Section 4.8 with respect to such Target shall terminate.

14.7.5

Patent Prosecution. Upon any termination of this Agreement with respect to a Target, Mallinckrodt’s rights in respect of the prosecution and enforcement of any Silence Background Patents and Silence Research Patents, including any Product Specific Patents, shall terminate. If Mallinckrodt has assumed the prosecution of any Product Specific Patent pursuant to Section 10.2.1, Mallinckrodt shall ensure that the prosecution of such Product Specific Patent(s) is transferred to Silence in a prompt and orderly fashion such that no deadline is missed in respect of such prosecution and/or enforcement and that the scope of such Patents is not limited or restricted as a consequence of such transfer. Unless and to the extent the Parties otherwise agree,

Mallinckrodt and Silence will continue to cooperate regarding prosecution and maintenance of any Joint Research Patents, in accordance with Section 10.2.3.

14.7.6

Confidential Information. Upon any termination of this Agreement with respect to a Target, each Party shall destroy, return or cause to be returned to the other Party all Confidential Information of the other Party relating to such Target as provided in Section 11.6. Upon any termination of this Agreement in its entirety, each Party shall destroy, return or cause to be returned to the other Party all Confidential Information of the other Party as provided in Section 11.6.

14.8

Remedies. Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.

14.9

Accrued Rights; Surviving Obligations. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement. Without limiting the foregoing, the following Sections shall survive any such termination or expiration: [ARTICLE 1, Section 4.2.2 (to the extent specified in such Section), Section 5.8, Section 9.4, Section 9.5, Section 9.6, Section 9.7, Section 10.1, ARTICLE 11, ARTICLE 12 (to the extent applicable to continuing obligations under ARTICLE 13), ARTICLE 13, and Sections 14.7, 14.8, 14.9, 15.3, 15.4, 15.5, 15.6, 15.7, 15.8, 15.9, 15.10, 15.11, 15.12, 15.13 and 15.14].

ARTICLE 15

MISCELLANEOUS

15.1

Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts, or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement). The non-performing Party shall notify the other Party of such force majeure within [***] days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform.

15.2

Export Control. Neither Party shall export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

15.3

Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned, or delayed); provided, however, that either Party may assign or otherwise transfer this Agreement and its rights and obligations hereunder without the other Party’s consent:

15.3.1	in connection with a Change of Control Transaction, subject to and as further set out in Section 4.9; or

15.3.2	to an Affiliate.

The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Section 15.3. Any assignment not in accordance with this Section 15.3 shall be null and void.

15.4

Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable, or illegal by a court of competent jurisdiction, such adjudication shall not, to the extent feasible, affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable, or illegal part. In such event, the Parties shall negotiate promptly to replace such invalid, unenforceable, or illegal part with a valid, enforceable, and legal provision which most closely effectuates the Parties’ original intent.

15.5

Governing Law. This Agreement or the performance, breach, or termination hereof shall be interpreted, governed by, and construed in accordance with the laws of [***], excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction; provided, that all questions concerning (a) inventorship of Patents under this Agreement shall be determined in accordance with Section 10.1.1 and (b) the construction or effect of Patents shall be determined in accordance with the laws of the country or other jurisdiction in which the particular Patent has been filed or granted, as the case may be. The parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

15.6

Dispute Resolution. Except for disputes resolved by the procedures set forth in Sections 2.7.2 and 9.6, if a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), it shall be resolved pursuant to this Section 15.6.

15.6.1

General. Any Dispute shall first be referred to the Senior Officers of the Parties, who shall confer in good faith on the resolution of the issue. Any final decision mutually agreed to by the Senior Officers shall be conclusive and binding on the Parties. If the Senior Officers are not able to agree on the resolution of any such issue within [***] days (or such other period of time as mutually agreed by the Senior Officers) after such issue was first referred to them, then, except as otherwise set forth in Section 15.6.2 and Section 15.6.5, if a Party wishes to pursue further resolution of such Dispute, such Dispute shall be subject to exclusive jurisdiction of the courts of [***] or, if the Parties mutually agree, the Parties may initiate arbitration proceedings pursuant to the procedures set forth in Section 15.6.3 for purposes of having the matter finally settled. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BETWEEN THE PARTIES, DIRECTLY OR

INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR ANY DISPUTES RELATED HERETO OR THERETO. EACH PARTY HERETO (A) CERTIFIES THAT NO AGENT, REPRESENTATIVE OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION 15.6.1.

15.6.2

Intellectual Property Disputes. In the event that a Dispute arises with respect the validity, scope, enforceability, inventorship or ownership of any Patent, trademark or other intellectual property rights, and such Dispute cannot be resolved in accordance with Section 15.6.1, unless otherwise agreed by the Parties in writing, such Dispute shall not be submitted to arbitration in accordance with Section 15.6.3 and instead, either Party may initiate litigation in a court of competent jurisdiction, in accordance with Section 15.5, in any country or other jurisdiction in which such intellectual property rights apply.

15.6.3

Arbitration. If the Parties mutually agree to resolve a dispute by binding arbitration, then the Parties shall submit such dispute for resolution by binding arbitration before a tribunal of three (3) arbitrators under the [***] Rules, as then in effect. The seat, or legal place, of the arbitration shall be [***]. Each Party shall nominate one arbitrator and the third arbitrator shall be nominated by the two Party- nominated arbitrators within [***] days after the second arbitrator’s appointment. If a Party does not nominate its arbitrator within [***] days following the expiry of the allotted period, then such arbitrator shall be appointed by the [***] in accordance with its rules. Any arbitrator appointed by the [***] shall have substantial experience in the pharmaceutical industry. The arbitration shall be conducted, and all documents submitted to the arbitrators shall be, in English. Each Party shall bear its own legal costs for its counsel and other expenses, and the Parties shall equally share the fees of the arbitration; provided that the arbitrators shall have the discretion to provide that the losing party is responsible for all or a portion of such costs and fees and in such case the arbitral award will so provide. The arbitrators shall have no power to award punitive, special, incidental, or consequential damages. In no event shall the arbitrators assign a value to any issue greater than the greatest value for such issue claimed by either Party or less than the smallest value for such issue for such item claimed by either Party. The award shall be final and binding upon the Parties and the Parties undertake to carry out any award without delay. Judgment on the award rendered by arbitration may be entered in any court of competent jurisdiction. Except to the extent necessary to confirm, enforce, or challenge an award of the arbitration, to protect or pursue a legal right, or as otherwise required by applicable law or regulation or securities exchange, neither Party nor any arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties. Notwithstanding anything to the contrary in the foregoing, in no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy, or claim would be barred by the applicable [***] statute of limitations. Any disputes concerning the propriety of the commencement of the arbitration shall be finally settled by the arbitral tribunal.

15.6.4

Interim Relief. Notwithstanding anything herein to the contrary, nothing in this Section 15.6 shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction, or other interim equitable relief concerning a Dispute prior to or following the initiation of arbitration procedures set forth in Section 15.6.3, if necessary to protect the interests of such Party. This Section shall be specifically enforceable.

15.6.5

Baseball Determination. Any Dispute for which determination pursuant to this Section 15.6.5 is specifically provided for in this Agreement shall be finally decided by expedited expert determination in accordance with the following procedures:

(a)

Either Party may send the other Party a written notice that it wishes to resolve the Dispute by using a disinterested individual who is (a) neutral and independent of both Parties and their respective Affiliates, (b) possesses appropriate expertise to resolve the applicable dispute, and (c) is not and has not been an employee, officer, director, or, during the previous [***] years, a consultant or contractor of either Party or any of its Affiliates (the “Neutral Expert”). The date of the other Party’s receipt of such written notices shall be the “Notice Date”.

(b)

Within [***] Business Days after the Notice Date, the Parties shall meet and agree in good faith the appointment of a Neutral Expert within [***] Business Days after the Notice Date. In the event that the Parties cannot agree such appointment in such time, either Party may apply to the [***] for the appointment of a Neutral Expert and the appointment by the [***] shall be binding on both Parties.

(c)

Within [***] Business Days after the appointment of the Neutral Expert, each Party shall submit to the other Party and the Neutral Expert a written summary regarding its position with respect to the Dispute. Contemporaneously with the submission of its written summary regarding its position, each Party shall provide the other Party and the Neutral Expert with copies of all documents it relied upon in its written summary; provided that each Party may redact any portion of such documents which are covered by an applicable privilege or do not relate to the subject matter of this Agreement. Within [***] Business Days after receipt of the other Party’s written summary regarding its position, each Party may submit an opposition statement. Neither Party will be allowed to conduct any discovery. Neither Party may have any communications (either written or oral) with the Neutral Expert other than for the sole purpose of engaging the Neutral Expert or as expressly permitted in this Section 15.6.5; provided, that oral presentations and follow-up written submissions may be made to the Neutral Expert at such Neutral Expert’s request. Evaluating each Party’s written submissions, the Neutral Expert shall, within [***] Business Days after receipt of the written opposition statements, evaluate each Party’s written submissions and select which of either Mallinckrodt’s submission or Silence’s submission most closely reflects the intent of the Parties with respect to the relevant subject matter (i.e. [***]) and determine the manner in which the expenses and fees of the Neutral Expert shall be allocated. Such decision shall be final, binding and not appealable.

(d)

If the Neutral Expert determines that the submissions of both Parties represented good faith efforts to comply with the intent of the Parties with respect to the relevant subject matter, the Neutral Expert shall allocate the expenses and fees of the Neutral Expert equally between the Parties. Otherwise, the Neutral Expert shall allocate such expenses and fees to the Party whose submission is not selected.

15.7

Notices. Any notice or other communication required under this Agreement shall be in writing, shall refer specifically to this Agreement, and shall be deemed given only if (a) delivered by hand or (b) sent by internationally recognized overnight delivery service addressed to the Parties at their respective addresses specified below or to such other address as a Party may specify in accordance with this Section 15.7. Such notice shall be deemed to have been given as of the date delivered by hand or on the second business day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. This Section 15.7 is not intended to govern the day-to-day business ommunications necessary between the Parties in performing their obligations under the terms of this Agreement.

If to Mallinckrodt, to:

Mallinckrodt Pharma IP Trading DAC c/o Mallinckrodt LLC

675 McDonnell Blvd.

Hazelwood, MO 63042

Telephone: (314) 654-8995

Fax: (314) 654-6174

Attention: Bobby Torgoley, Associate General Counsel – Business Development

With a copy to:

Stephanie Hosler

Bryan Cave Leighton Paisner LLP 211 N. Broadway, Suite 3600

St. Louis, MO 63102 Telephone: (314) 259-2797

Fax: (314 259-2020

If to Silence, to:

Silence Therapeutics Plc 72 Hammersmith Road London W14 8TH United Kingdom

Attention:JohnStrafford, VP, Head of Business Development

15.8

Entire Agreement; Amendments. This Agreement, together with the Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises, and representations, whether written or oral, with respect thereto are superseded hereby (including that certain Confidential Disclosure Agreement between the Parties dated [***]; provided that all “Confidential Information” disclosed or received under such Confidential Disclosure Agreement shall be deemed “Confidential Information” under this Agreement and subject to the terms and conditions of this Agreement). Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement. No amendment, modification, release, or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

15.9

English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

15.10

Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by the Party waiving such term or condition. The waiver by either Party of any right or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

15.11

No Benefit to Third Parties. Except as provided in ARTICLE 13, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.

15.12

Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

15.13

Relationship of the Parties. Silence and Mallinckrodt are independent contractors and the relationship between the Parties shall not constitute a partnership, joint venture, or agency, including for tax purposes. Neither Party shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of such other Party. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

15.14

Counterparts; Facsimile Execution. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. This Agreement may be executed by facsimile or electronically transmitted signatures and such signatures shall be deemed to bind each party hereto as if they were original signatures.

{SIGNATURE PAGE FOLLOWS}

THIS LICENSE AND COLLABORATION AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the Effective Date.

MALLINCKRODT PHARMA IP

By:	/s/ Alasdair J. Fenlon
Name:	Alasdair J. Fenlon
Title:	Director and Company Secretary

SILENCE THERAPEUTICS PLC
By:	/s/ David Horn Solomon
Name:	David Horn Solomon
Title:	CEO